UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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AVANTOR, INC.

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2022
PROXY STATEMENT
AND NOTICE OF
ANNUAL MEETING OF
STOCKHOLDERS

Setting science in motion
to create a better world

MESSAGE FROM

OUR CHAIRMAN

We are pleased to present our annual proxy statement. In the three years since we completed our IPO, Avantor has been setting science in motion to create a better world. We are a trusted partner to our customers in the life sciences and the advanced technologies and applied materials industries.

Our teams around the globe work hand-in-hand with the world’s leading researchers and scientists to help find comprehensive solutions to some of the most complex challenges in therapy and vaccine development. We keep life-changing science moving forward by supporting our customers in virtually all stages of the most important research, scale-up and manufacturing activities. Avantor is there every step of the way.

In 2021, we closed three acquisitions which collectively increased our capacity to meet growing global demand in bioprocessing, strengthened our offering across all bioproduction platforms, created a differentiated end-to-end fluid management solution and expanded our global footprint. In 2021, we also made significant capital investments to support our growth in biopharma and expand capacity for our process ingredients and excipients.

As a global leader in life sciences, we recognize our responsibility to embed sound environmental, social and governance practices into our business. We are committed to creating value for all our stakeholders through our Science for Goodness sustainability platform. In 2021, we announced an initial set of ESG goals and published our first full Sustainability Report. We are committed to building on this strong foundation and ensuring that, as our company continues to grow, our Board and executive leadership team continue shaping a strong culture aligned to our values and governing principles.

It has been an honor serving as Board Chairman of Avantor for the past eleven years, and it is with mixed emotions that I am retiring at the end of my current term and will not stand for re-election at the 2022 Annual Meeting of Stockholders. I am proud of the positive impact that the company has had on each of its stakeholders and the value it has generated and am pleased to be able to pass the role of Chairman to our current lead independent director, Jonathan Peacock. I truly believe that, with a superb management team and Board and its compelling mission, Avantor is well-positioned for continued success.

Rajiv Gupta

Chairman

MESSAGE FROM

OUR LEAD INDEPENDENT DIRECTOR

On behalf of the independent directors, our executive leadership team and all of our associates around the world, we are pleased to invite you to the 2022 annual meeting of stockholders to be held on May 12, 2022 at 11:00 a.m. Eastern Time. At the meeting, stockholders will vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. We will also review the Company’s major 2021 developments and answer your questions about our business.

As previously announced, our current Chairman, Rajiv Gupta, will be retiring from the Board at the 2022 annual meeting.

On behalf of the Board, I want to thank Raj for his dedication to Avantor and his deep commitment to strong corporate governance. Raj has worked tirelessly in helping to build Avantor into a global life sciences leader.

Under Raj’s guidance, we have an engaged, diverse and independent Board that has a broad range of backgrounds, experiences, and fit-for-purpose skills. The refreshment of your Board continued in 2021 with the addition of four new directors. This Board rejuvenation builds upon the governance enhancements we have enacted in recent years, including changes to our Certificate of Incorporation, Bylaws and Corporate Governance Guidelines that were adopted in 2021 to increase stockholder engagement and director accountability. With the elimination of our classified board structure, 2022 marks the first year that the election of all directors, for one-year terms, will be submitted to stockholders for their vote.

Your vote is very important. Whether or not you plan to attend virtually, we encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting. If you virtually attend the meeting, you may revoke your proxy and vote in person.

On behalf of our Board of Directors and management team, thank you for your continued trust in Avantor and your investment in our business.

Jonathan Peacock

Lead Independent Director

Notice of 2022 Annual Meeting of Stockholders

Thursday, May 12, 2022	Online Virtual Meeting at

11:00 a.m. Eastern Time	www.virtualshareholdermeeting.com/AVTR2022

VIRTUAL STOCKHOLDERS MEETING

The Annual Meeting of Stockholders (“Annual Meeting”) of Avantor, Inc. (“Avantor” or the “Company”) will be held on Thursday, May 12, 2022 at 11:00 a.m. Eastern Time. This year’s Annual Meeting will be a completely “virtual meeting”, conducted via live audio webcast on the Internet. Stockholders will be able to listen to and participate in the meeting online, vote their shares electronically and submit questions during the meeting live by visiting www.virtualshareholdermeeting.com/AVTR2022. Participants will need the 16-digit control number included on their Notice of Internet Availability or proxy card to gain access to the meeting. Stockholders of record of Avantor common stock at the close of business on March 18, 2022 are entitled to vote online during the meeting. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/AVTR2022 when you enter your 16-Digit Control Number. You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the 2022 Annual Meeting of Stockholders.

The purposes of the meeting are:

1.	to elect the directors named in this proxy statement to serve a one-year term expiring at the 2023 annual meeting of stockholders;

2.	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2022;

3.	to approve, on an advisory basis, named executive officer compensation;

4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting. Whether or not you plan to attend via live audio webcast, we hope you will vote as soon as possible. Your proxy materials include instructions on how to vote, including by Internet. If you hold your shares through a brokerage firm, bank, or other similar entity, please follow their instructions.

On behalf of Avantor’s Board of Directors,

Justin M. Miller

Executive Vice President, General Counsel and Secretary

This Notice of Annual Meeting and Proxy Statement, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 were first made available to stockholders on or about April 1, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 12, 2022: This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement and Avantor’s 2021 Annual Report on Form 10-K before voting.

2022 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	11:00 a.m. Eastern Daylight Time, May 12, 2022

Location:

Online “virtual meeting” at www.virtualshareholdermeeting.com/AVTR2022. Stockholders will need to enter their 16-digit control number included on their Notice of Internet Availability or proxy card in order to participate.

Record Date:	March 18, 2022

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

HOW TO CAST YOUR VOTE

Your vote is important! Please cast your vote and play a part in the future of Avantor. You may vote using any one of the following methods. In all cases, you should have your 16-Digit Control Number from your Notice of Internet Availability or proxy card available and follow the instructions.

Internet Before the Annual Meeting at www.proxyvote.com	calling 1-800-690-6903 toll-free from the U.S. or Canada	mail return the signed proxy card	Virtual Meeting only if you were an eligible stockholder
Please refer to the enclosed proxy materials or the information forwarded by your bank, broker, trustee or other intermediary to see which voting methods are available to you.

Web links throughout this document are provided for convenience only, and the content on the referenced website does not constitute a part of this Proxy Statement.

MEETING AGENDA AND VOTING RECOMMENDATIONS

		Board vote recommendation	Page reference (for more detail)

Item 1 –	Election of Each of the Eleven Directors Named in this Proxy Statement to Serve a One-Year Term Expiring in 2023	✓ FOR Each Nominee	8

Item 2 –	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2022	✓ FOR	31

Item 3 –	Advisory Approval of Named Executive Officer Compensation	✓ FOR	34

2022 Proxy Statement 1

PERFORMANCE HIGHLIGHTS

Avantor’s role in enabling scientific breakthroughs has never been more important. Supporting our customers from discovery to delivery is how we set science in motion to create a better world. Our proven business model and our ability to execute, enabled by the Avantor Business System, created value for our stockholders in 2021. This performance was driven by more than 13,500 passionate Avantor associates relentlessly advancing life-changing science.

FINANCIAL HIGHLIGHTS

See Appendix A for information about our non-GAAP financial measurements, including reconciliations to the most directly comparable GAAP-based financial measurements.

2 2022 Proxy Statement

STRATEGIC INITIATIVES

In 2021, we completed several investments to enhance our portfolio of proprietary offerings and support our continued growth. M&A was prominent as we deployed more than $4 billion to close three acquisitions that strengthened our offerings for life science research, bioproduction, and healthcare. We also completed several supply chain investments to increase manufacturing capacity and expand our footprint to better serve growing customer demand. Innovation plays an integral role for us and we leveraged the Avantor Business System to enhance the impact on growth from our investments in new product introductions.

2022 Proxy Statement 3

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which we believe is important to the success of our business and in advancing stockholder interests.

Corporate Governance Highlights include:

Separate Chairman and CEO roles	10 out of 11 Board Members are independent	Regular Executive Sessions of Independent Directors	Risk Oversight by the Full Board and its Committees

Annual Board and Committee Self-Evaluations	Policies Prohibiting Short Sales, Hedging, Margin Accounts and Pledging of stock by Directors and Officers	No classified board

Proxy access for stockholders	Majority voting standard in uncontested elections of directors and a resignation policy applicable to incumbent directors not receiving the requisite vote	20% threshold for stockholders to call a special meeting

Our corporate governance practices are described in greater detail in the “Corporate Governance” section.

4 2022 Proxy Statement

BOARD NOMINEES

Avantor’s Board of Directors has twelve members and, as a result of the retirement of Rajiv Gupta, following the Annual Meeting, will have eleven members. All director nominees currently serve on the Board and will be elected for a one-year term expiring at the next annual meeting of stockholders.

The following table provides summary information about each director nominee standing for re-election at the Annual Meeting.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships

Juan Andres	57	2019	Chief Technology Operations and Quality Officer, Moderna, Inc.	Yes	Audit & Finance

John Carethers, M.D.	58	2021	Professor and Chair of Internal Medicine, University of Michigan	Yes	Nominating & Governance

Matthew Holt	45	2010	Managing Director and President, Private Equity, New Mountain Capital, LLC	Yes	Compensation & Human Resources (Chair)

Lan Kang	53	2021	Managing Director, CBC Group	Yes	Audit & Finance

Joseph Massaro	52	2021	Chief Financial Officer and Senior Vice President, Business Operations, Aptiv, Inc.	Yes	Audit & Finance (Chair)

Mala Murthy	58	2021	Chief Financial Officer, Teladoc Health, Inc.	Yes	Audit & Finance

Jonathan Peacock	64	2017	Retired Corporate Executive including CFO at Amgen Inc. and Novartis Pharm AG	Yes	Nominating & Governance

Michael Severino, M.D.	56	2020	Vice Chairman & President, AbbVie, Inc.	Yes	Audit & Finance Compensation & Human Resources

Christi Shaw	55	2018	Chief Executive Officer, Kite, a Gilead Company	Yes	Compensation & Human Resources Nominating & Governance

Michael Stubblefield	49	2014	President and Chief Executive Officer, Avantor, Inc.	No

Gregory Summe	65	2020	Managing Partner, Glen Capital Partners	Yes	Compensation & Human Resources Nominating & Governance (Chair)

2022 Proxy Statement 5

SUSTAINABILITY HIGHLIGHTS

As a global industry leader, we recognize our ability to create a positive impact for our associates, customers, suppliers stockholders and communities. Throughout 2021, we advanced our environmental, social and governance (ESG) strategy across our four pillars.

PILLAR	GOAL	SPOTLIGHTS ON PROGRESS

• Increase management diversity • Achieve top health & safety performance

• Between 2020 and 2021, launched 5 Associate-Centric Teams (ACTs) to promote awareness, respect and inclusion within the workplace and offer associates community, camaraderie and connection.

• Women represented nearly 35% of our management team in 2021

• 100% of Executive Leadership Team and all direct reports (Senior Leadership Team) completed diversity training and unconscious bias interactive workshops

• Set and achieved aggressive senior leadership (VP and above) representation goals in 2021

• Established partnerships with diverse recruitment partners to drive more diverse candidate pools

• Launched a Bring Your Own Device (BYOD) pilot to enable engagement for non-wired associates.

• Reduce operational greenhouse gas (GHG) emissions by 15% by 2025

• Announced our first environmental sustainability target.

• Developed an energy and emissions reduction roadmap to invest in energy efficiency and conservation projects that will optimize our operational processes, in addition to lowering our operating emissions.

• Improve global access to STEM education and healthcare. • Increase associate volunteer hours

• Provided more than $6 million to support greater access to healthcare and advance STEM education through our Avantor Foundation since its inception in 2009

• In 2021, Avantor Foundation donated more than $1 million to 16 organizations across 12 countries

• Established a formal volunteer program policy that provides a global process and approval method to empower associates to participate in service activities aligned to our giving strategy

• Hosted organized volunteer events including: creating 600 STEM kits that were donated to Girls Inc. in Greater Philadelphia and Southern New Jersey and volunteering time with Stemettes, an award-winning organization that works with young women ages 5-21 to inspire careers in STEM in the United States, United Kingdom and Ireland

• Launch Avantor Responsible Supplier Program

• Published Responsible Supplier Code of Conduct

• Engaged top suppliers to pilot a new program to manage risk and improve responsible business practices throughout our value chain.

• Continued to adopt best-in-class governance provisions, including several enhancements to stockholder rights, and an enhanced supplier code of conduct.

6 2022 Proxy Statement

EXECUTIVE COMPENSATION HIGHLIGHTS

As part of its annual review of our executive compensation program, the Compensation and Human Resources Committee confirmed several long-standing Avantor compensation policies and practices and adopted certain new policies and practices to further align our executive compensation program with stockholder interests.

Our executive compensation practices include the following, each of which the Compensation and Human Resources Committee believes reinforces our executive compensation objectives:

✓ Significant percentage of target annual compensation delivered in the form of variable compensation tied to performance

✓ Long-term objectives aligned with the creation of stockholder value

✓ Market comparison of executive compensation against a relevant peer group

✓ Robust stock ownership guidelines

✓ Use of an independent compensation consultant reporting directly to the Compensation and Human Resources Committee

✓ Compensation recovery (“clawback”) policy for our annual cash-based incentive and equity based long-term incentive programs

×  No hedging or short sales of Company stock, or pledging of Company stock

×  No multi-year employment contracts

×  No option grants below 100% fair market value

×  No excessive severance benefits upon a change of control

×  No excessive perquisites or benefits to executives

×  No repricing of underwater stock options under our long-term incentive plan

×  No tax gross-ups of perquisites or 280G excise taxes (except as applicable to management employees generally in connection with relocation or expatriate assignments)

×  No guaranteed equity or bonuses

2021 Named Executive Officer Compensation

The following table reflects compensation awarded to the Company’s named executive officers in 2021. See Compensation Discussion and Analysis beginning on page 35 for more details, including information regarding 2020 and 2019 compensation, as well as footnotes.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Michael Stubblefield Director, President and Chief Executive Officer	1,085,000	—	6,633,149	2,000,000	3,523,212	5,342	14,210	13,260,913

Thomas Szlosek Executive Vice President and Chief Financial Officer	600,000	—	1,492,479	449,998	1,771,200	5,592	16,674	4,335,943

Frederic Vanderhaegen Executive Vice President Americas & Europe	579,674	—	1,492,479	449,998	962,718	—	80,238	3,565,108

Gerard Brophy Executive Vice President Biopharma Production	513,462	—	1,492,479	449,998	862,406	5,557	15,018	3,338,920

Sheri Lewis Executive Vice President, Global Operations & Supply Chain	469,519	250,000	1,243,687	375,000	560,880	—	14,887	2,913,973

2022 Proxy Statement 7

Item 1 Election of Directors

The number of authorized directors is currently twelve and may be changed by resolution of our Board of Directors. At this Annual Meeting, all directors will be elected for a one-year term expiring at the next annual meeting of stockholders.

Rajiv Gupta, the current Chairman and director, has decided not to stand for re-election. The Company is sincerely grateful for Mr. Gupta’s years of service. If re-elected Jonathan Peacock, our current Lead Independent Director, will succeed Mr. Gupta as our Chairman.

The biographies below describe the business experience of each director nominee standing for re-election. Following the biographical information for each director nominee, we have listed the specific experience and qualifications of that nominee that strengthen the Board of Directors’ collective qualifications, skills and experience.

In considering each director nominee for election at the Annual Meeting, the Nominating and Governance Committee assessed the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each board member’s biographical information and the Director Skills Matrix set forth below. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Board expects that each of the nominees listed below will be available for election as a director. However, if one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for any substitute nominees as the Board may nominate. If a nominee is not available for election or is otherwise unable to serve as a director, the Board may reduce its size or choose a substitute nominee.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the directors listed below to the Board for a one-year term expiring in 2023.

8 2022 Proxy Statement

DIRECTOR SKILLS MATRIX

Our directors possess relevant skills and experience that contribute to a well-functioning Board that effectively oversees our strategy and management.

Director Nominee Skills and Experience	Andres	Carethers	Holt	Kang	Massaro	Murthy	Peacock	Severino	Shaw	Stubblefield	Summe

Board leadership as a board chair, lead director or committee chair equips directors to lead our Board and its Committees			✓		✓		✓				✓

Financial expertise as a finance executive or CEO brings valuable experience to the Board and our management team			✓	✓	✓	✓	✓	✓	✓	✓	✓

M&A/Transactional experience helps the Board and our management team assess acquisition opportunities consistent with our strategic priorities and long-range plans			✓	✓	✓	✓	✓	✓		✓	✓

Operations experience increases the Board’s understanding of our manufacturing operations, services opportunities and distribution footprint	✓	✓			✓		✓		✓	✓	✓

Regulatory/legal/public policy experience helps the Board assess and respond to an evolving business and healthcare regulatory environment	✓	✓					✓	✓	✓	✓	✓

International experience brings critical insights into the opportunities and risks of our international businesses	✓		✓	✓	✓	✓	✓	✓	✓	✓	✓

2022 Proxy Statement 9

DIRECTOR NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2023

Juan Andres
Director since: 2019 Age: 57 Committees: • Audit & Finance

Mr. Andres has served on our Board since September 2019 and is currently a member of the Audit and Finance Committee. Mr. Andres is the Chief Technical Operations and Quality Officer for Moderna, Inc., a biotechnology company specializing in mRNA vaccines and therapeutics, a position he has held since August 2017. From 2005 to 2017, Mr. Andres served in several leadership positions at Novartis AG, a global healthcare company, most recently serving as the Global Head of Technical Operations (Manufacturing and Supply Chain) and before that as Group Novartis Quality Head, Global Head of Technical Research and Development, and Global Pharmaceuticals Operations Head. Prior to 2005, Mr. Andres spent 18 years at Eli Lilly Company, a global healthcare company, serving in a variety of leadership positions. Mr. Andres serves on the board of directors and as a member of the Nominating and Corporate Governance and Science and Technology Committees of Evelo Biosciences, Inc. Mr. Andres holds a masters’ degree in Pharmacy from Alcala de Henares University in Madrid, Spain and has completed an advanced development program at the London Business School.

Experience and Qualifications

Mr. Andres’ extensive experience in pharmaceutical manufacturing, supply chain and technical research, along with his independence, make him a valuable member of our Board.

John Carethers, M.D.
Director since: 2021 Age: 58 Committees: • Nominating & Governance

Dr. Carethers has served on our Board since July 2021 and is currently a member of the Nominating & Governance Committee. He is the John G. Searle Professor and Chair of the Department of Internal Medicine at the University of Michigan Medical School based in Ann Arbor, Michigan, a position he has held since 2009. He is a Professor of Human Genetics and became an elected fellow of the Royal College of Physicians in 2021. Additionally, he was elected as a member of the National Academy of Medicine in 2012. Prior to 2009, Dr. Carethers served in a variety of roles at the University of California, San Diego, including as a professor of Medicine and Chief of the Division of Gastroenterology. Dr. Carethers holds an M.D., as well as a Bachelor of Science in biological sciences from Wayne State University, completing his internship and residency in internal medicine at Massachusetts General Hospital and his fellowship in gastroenterology at the University of Michigan.

Experience and Qualifications

Dr. Carethers’ senior leadership experience at a medical college and extensive research experience in familial cancer syndromes, including tumor genetics, DNA mismatch repair, and colorectal cancer disparities, along with his independence, make him a valuable member of our Board.

10 2022 Proxy Statement

Matthew Holt
Director since: 2010 Age: 45 Committees: • Compensation & Human Resources (Chair)

Mr. Holt has served on our Board since 2010 and is Chair of the Compensation & Human Resources Committee. Mr. Holt is a Managing Director of New Mountain Capital, LLC, a private equity investment firm based in New York, New York. He serves as the President of Private Equity at New Mountain Capital and focuses on growth buyouts across a range of industries including healthcare products, health technology, materials and infrastructure. He previously worked in the Mergers and Acquisitions Group at Lehman Brothers, a financial services firm, from 1999 to 2001. He currently serves as Chairman of Signify Health and as the director of a number of privately-held companies. Mr. Holt has previously served as Lead Director of Bellerophon Therapeutics, Inc. Mr. Holt earned an A.B. in English and American Literature and Language from Harvard College.

Experience and Qualifications

Mr. Holt’s experience as a Managing Director of New Mountain Capital, board and advisory experience with other companies in the healthcare industry and his extensive experience in the areas of finance, strategy, international business transactions and mergers and acquisitions, make him a valuable member of our Board.

Lan Kang
Director since: 2021 Age: 53 Committees: • Audit & Finance

Ms. Kang has served on our Board since 2021 and is currently a member of the Audit & Finance Committee. Ms. Kang is a Managing Director at CBC Group, a healthcare-focused private equity investment firm based in Shanghai, China, a position she has held since December 2020, and serves on the board of directors of Everest Medicines. Previously, Ms. Kang served as a Senior Advisor to Shanghai Henlius Biotech, a global clinical-stage biopharma company. Ms. Kang also served in a variety of roles at Fosun International, a Hong Kong stock exchange listed, consumer-focused multinational company, including Executive Board Director, Chief Human Resources Officer and Head of the Fosun Insurance Group. Prior to Fosun, she was a Senior Client Partner at Korn Ferry International and was an Engagement Manager at McKinsey & Company. Ms. Kang holds an MBA in healthcare management from The Wharton School of the University of Pennsylvania, a master’s degree in chemistry from Tulane University and a bachelor’s degree in biological science and technology from Zhejiang University in Hangzhou, China.

Experience and Qualifications

Ms. Kang’s extensive experience in healthcare and biopharma, current and past experience as a board member at other companies and her expertise in finance, strategy, international business transactions, along with her independence, make her a valuable member of our Board.

2022 Proxy Statement 11

Joseph Massaro
Director since: 2021 Age: 52 Committees: • Audit & Finance (Chair)

Mr. Massaro has served on our Board since 2021 and is Chair of the Audit & Finance Committee. Mr. Massaro currently serves as Chief Financial Officer and Senior Vice President, Business Operations for Aptiv, Inc., a position he has held since September 2016. Prior to that, Mr. Massaro held several senior executive positions at Aptiv including Vice President and Corporate Controller. He also previously served as Chief Financial Officer at inVentiv Health and as a Managing Director at Liberty Lane. Mr. Massaro earned an MBA and a Master of Science in accounting from Northeastern University. He holds a Bachelor of Science in finance and economics from Bentley University.

Experience and Qualifications

Mr. Massaro’s senior leadership experience, including as a Chief Financial Officer, and his expertise in international business transactions, strategy and financial accounting (including qualification as an audit committee financial expert), along with his independence, make him a valuable member of our Board.

Mala Murthy
Director since: 2021 Age: 58 Committees: • Audit & Finance

Ms. Murthy has served on our Board since 2021 and is a member of the Audit & Finance Committee. Ms. Murthy currently serves as the Chief Financial Officer for Teladoc Health, Inc., a position she has held since June 2019. Prior to that, Ms. Murthy held several senior executive positions at American Express, most recently as Chief Financial Officer of the Global Commercial Services segment. She also previously served in various leadership positions with PepsiCo, leading high growth business units. Ms. Murthy earned an MBA from the India Institute of Management, a master’s degree in public and private management from Yale School of Management, and a bachelor’s degree in computer science and engineering from Jadavpur University in India.

Experience and Qualifications

Ms. Murthy’s senior leadership experience, including as a Chief Financial Officer, and her expertise in international business transactions, financial accounting and strategic growth (including qualification as an audit committee financial expert), along with her independence, make her a valuable member of our Board.

12 2022 Proxy Statement

Jonathan Peacock
Director since: 2017 Age: 64 Committees: • Nominating & Governance

Mr. Peacock is our Lead Independent Director and has served on our Board since 2017. He is a member of the Nominating and Governance Committee. From 2016 to 2021, Mr. Peacock served as Chairman of Bellerophon Therapeutics, Inc. a clinical state biotherapeutics company, and served as its Chairman and CEO from 2014 to 2016. Prior to that time, Mr. Peacock served as the Chief Financial Officer of Amgen, Inc., a biopharmaceutical company, from 2010 to 2014 and was the Chief Financial and Administrative Officer of the Pharmaceuticals Division of Novartis AG, a global healthcare company, from 2005 to 2010. Previously he was a partner at McKinsey and Price Waterhouse. Mr. Peacock serves as a director of UCB SA, where he is Chair of the Audit and Finance Committee. In the past five years, Mr. Peacock was a founder and Chairman of Arix Bioscience PLC, and served as a director of Kite Pharma and Genmab A/S. Mr. Peacock earned a M.A. in Economics from the University of St. Andrews in Scotland and is a Chartered Accountant.

Experience and Qualifications

Mr. Peacock’s prior senior leadership experience at several companies, including as chief executive officer and chief financial officer, current and past experience as a board member at other companies and his expertise in finance, strategy, international business transactions, mergers and acquisitions and operations along with his independence, make him a valuable member of our Board.

Michael Severino, M.D.
Director since: 2020 Age: 56 Committees: • Audit & Finance • Compensation & Human Resources

Dr. Severino has served on our Board since April 2020 and is a member of the Audit & Finance Committee and Compensation & Human Resources Committee. Dr. Severino currently serves as Vice Chairman and President of AbbVie Inc. Prior to this role, Dr. Severino served as AbbVie’s Executive Vice President, Research & Development, and its Chief Scientific Officer. He also spent 10 years at Amgen, Inc., serving in a variety of leadership positions, including Senior Vice President, Global Development, and Chief Medical Officer. Dr. Severino also serves on the board of directors for the Field Museum in Chicago, Illinois. He earned an M.D. from Johns Hopkins University, completing his residency and fellowship training at Massachusetts General Hospital and Harvard Medical School, as well as a bachelor’s degree in biochemistry from the University of Maryland.

Experience and Qualifications

Dr. Severino’s extensive experience in research and development and corporate strategy for leading companies focused on developing life-saving therapies for patients, along with his independence, makes him a valuable member of our board.

2022 Proxy Statement 13

Christi Shaw
Director since: 2018 Age: 55 Committees: • Compensation & Human Resources • Nominating & Governance

Ms. Shaw has served on our board since November 2018 and is a member of the Compensation & Human Resources Committee and the Nominating & Governance Committee. Ms. Shaw is the Chief Executive Officer of Kite, a Gilead company specializing in the development of cancer immunotherapies, a position she has held since August 2019. From April 2017 to August 2019, Ms. Shaw served as Senior Vice President of Eli Lilly Company, a global healthcare company, and President of Lilly Bio-Medicines, the business within Eli Lilly Company that comprises neuroscience and immunology. From 2014 to 2016, Ms. Shaw served as U.S. country head and President of Novartis Pharmaceutical Corporation, a global healthcare company, and from 2010 to 2014 as North American region head of Novartis Oncology. Prior to 2010, Ms. Shaw held several leadership positions at Johnson & Johnson, Inc. Ms. Shaw also serves as an executive board member of the Biotechnology Innovation Organization and is the co-founder of the More Moments More Memories Foundation to assist people with cancer and their caregivers. Ms. Shaw holds a B.B.A. in Marketing from Iowa State University and an M.B.A. from the University of Wisconsin.

Experience and Qualifications

Ms. Shaw’s extensive senior leadership experience within the healthcare industry and service as a Board Member of a large biotechnology trade organization, along with her independence, make her a valuable member of our Board.

Michael Stubblefield
Director since: 2014 Age: 49

Mr. Stubblefield became our President and Chief Executive Officer in 2014. In addition, Mr. Stubblefield also serves as a Director. Prior to joining us, Mr. Stubblefield was a Senior Expert for the Chemicals Practice of McKinsey & Company, a management consulting firm, from 2013 to 2014. Previously, he held a variety of leadership roles at Celanese Corporation, a technology and specialty materials company, from 1994 to 2012. Mr. Stubblefield holds a B.S. in Chemical Engineering from the University of Utah, as well as an M.B.A. from Texas A&M University-Corpus Christi.

Experience and Qualifications Mr. Stubblefield’s leadership role and extensive knowledge of our business, strategy and industry on an international basis make him a valuable member of our Board.

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Gregory Summe
Director since: 2020 Age: 65 Committees: • Nominating & Governance (Chair) • Compensation & Human Resources

Mr. Summe has served on our Board since May 2020 and is Chair of the Nominating & Governance Committee and a member of the Compensation & Human Resources Committee. Mr. Summe is the Managing Partner of Glen Capital Partners, an investment fund. He also serves on the board of directors of the State Street Corporation, Virgin Orbit Holdings, Inc., and NXP Semiconductors NV. Previously, he was the Co-founder of NextGen Acquisition Corp I & II and the Managing Director and Vice Chairman of Global Buyout at The Carlyle Group. He also spent 11 years as the Chairman and Chief Executive Officer of PerkinElmer. Before PerkinElmer, Mr. Summe was with AlliedSignal, now Honeywell International, serving as the President of General Aviation Avionics, President of the Aerospace Engines Group and President of the Automotive Products Group. Mr. Summe holds an MBA with distinction from The Wharton School of the University of Pennsylvania, a master’s degree in electrical engineering from University of Cincinnati and a bachelor’s degree in electrical engineering from University of Kentucky. He is in the Hall of Distinction at the University of Kentucky.

Experience and Qualifications

Mr. Summe’s extensive leadership experience in key industries, including life sciences and applied materials, along with his independence, make him a valuable member of our Board.

2022 Proxy Statement 15

Corporate Governance

Our success is built on the trust we have earned from our customers, suppliers, distributors, associates, business partners and investors, and trust sustains our success. Part of this trust stems from our commitment to good corporate governance. The framework for our governance practices is found in our Corporate Governance Guidelines, which outline the operating principles of our Board of Directors and the composition and working processes of our Board and its committees. The Nominating and Governance Committee periodically reviews our Corporate Governance Guidelines and developments in corporate governance and will sometimes recommend proposed changes to the Board for approval.

In addition to the Corporate Governance Guidelines and the other policies and procedures described in this section, we highlight below certain of our corporate governance practices and recent enhancements to our governance documents:

Board Membership and Participation

✓	Directors are expected to spend the time needed and meet as often as necessary to discharge their responsibilities properly.
✓	It is expected that no director will serve on more than five public company boards (including Avantor’s Board).
✓	It is expected that no member of the Audit and Finance Committee will serve on more than three public company Audit and Finance Committees (including Avantor’s Audit and Finance Committee).
✓	Directors who also serve as executive officers or in equivalent positions generally should not serve on more than two public company boards (including Avantor’s Board).

Prohibitions against Short Sales, Hedging, Margin Accounts and Pledging

Our Insider Trading Policy contains restrictions applying to all directors, officers and employees that, among other things:

✓	prohibit short sales of Avantor securities and derivative or speculative transactions in Avantor securities;
✓

prohibit the use of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Avantor securities; and

✓	prohibit holding Avantor securities in margin accounts or pledging Avantor securities as collateral for a loan.

Robust Stockholders Rights

✓

Directors must be elected under a “majority voting” standard in uncontested elections. In addition, directors who do not receive the requisite votes for re-election must resign, subject to acceptance of such resignation by the Board;

✓

Each stockholder, or a group of up to 20 stockholders, that has continuously owned for three years at least 3% of our outstanding common shares, may nominate and include in the annual meeting proxy materials up to the greater of two directors or 20% of the number of directors serving on the Board, if the stockholder(s) and the nominee(s) meet the requirements specified in our bylaws; and

✓	The Company does not have a poison pill, and “declawed” the Company’s preferred stock such that it would not be used, without seeking stockholder approval, in connection with a poison pill.

Recent Changes Approved by Stockholders at the 2021 Annual Meeting of Stockholders

✓

Stockholders of record who own common shares representing at least 20% of the relevant voting power continuously for at least one year can call a special meeting of stockholders, provided that the stockholders satisfy specified requirements.

✓

Majority voting standard recently replaced the 66 2/3% voting requirements in our second amended and restated certificate of incorporation with a majority voting standard; as a result, any future action by stockholders to alter, amend or repeal our certificate of incorporation or bylaws can be approved by the affirmative vote of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class.

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THE STRUCTURE AND ROLE OF THE BOARD OF DIRECTORS

Board Leadership Structure

The Company’s Board is led by a non-executive Chairman. As announced earlier this year, our current Chairman, Mr. Gupta, is retiring at the end of his current term and is being replaced by Mr. Peacock. The Board believes that it is in the best interest of the Company and its stockholders for Mr. Peacock, who served as our Lead Independent Director, to now serve as Chairman of the Board. Mr. Peacock possesses significant knowledge and experience in our industry and a deep understanding of Avantor’s strategic objectives, all of which will continue to benefit the Company during the year ahead. We believe that having an independent, non-executive Chairman emphasizes the importance of the Board’s objectivity and independence from management and best promotes the effective functioning of the Board’s oversight role. Mr. Peacock’s responsibility is to ensure that our Board functions properly and to work with our President and Chief Executive Officer to set the Board’s agenda. We expect him to facilitate communications among our directors and between the Board and senior management. While Mr. Peacock provides independent leadership, he also works closely with our Chief Executive Officer to ensure that our directors receive the information that they need to perform their responsibilities, including discussing and providing critical review of the matters that come before the Board and assessing management’s performance.

Although we believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time, our Board believes that the Company and stockholders are best served by maintaining flexibility to determine whether and when the Chairperson and CEO positions should be separate or combined to provide the appropriate leadership.

The Board’s Role in Risk Oversight

While senior management has primary responsibility for managing risk, the Board has responsibility for risk oversight with specific risk areas delegated to relevant Board committees who report on their deliberations to the Board. The specific risk areas of focus for the Board and each of its committees are summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board

• Oversee the Company’s risk governance framework, including an enterprise-wide culture that supports appropriate risk awareness and the identification, escalation, and appropriate management of risk

• Integrity, ethics, and compliance with its Code of Ethics and Conduct

• General strategic and commercial risks

• M&A transactions, including execution and integration, and the M&A competitive landscape

• Legal risks such as those arising from litigation, environmental, and intellectual property matters

Audit and Finance Committee

• Oversee and coordinate with the Company’s internal and external auditors

• Accounting, controls and financial disclosure

• Oversee the Company’s Enterprise Risk Management (ERM) program

• Cybersecurity risk, including our information security framework, threat assessment, response readiness and training efforts

• Tax and liquidity management

Compensation and Human Resources Committee	• Compensation structure and programs • CEO succession planning • DE&I initiatives • Recruitment and retention of talent • Workplace culture • Workplace health, safety and well-being
Nominating and Governance Committee	• Governance structures and processes • Board organization, independence and structure • Board succession and effectiveness • Oversee the Company’s ESG initiatives

2022 Proxy Statement 17

Enterprise Risk Management

The Board uses the ERM program as a key tool for understanding the inherent risks facing Avantor and assessing whether management’s processes, procedures and practices for mitigating those risks are effective. The ERM assessment deployed by management is based on an enterprise-wide “top down” and “bottom up” view of commercial, strategic, legal, compliance, human capital, cyber, and reputational risks and strategies for mitigating those risks. In 2021, the ERM program included consideration of risks in 10 distinct risk categories and 30 key risks overall. Each risk was the subject of an intensive risk workshop, led by a global risk owner and attended by multi-functional teams of Avantor associates. The Company’s Risk Committee performed a rigorous review of the work completed in each risk category and for all 30 individual risks, resulting in an overall risk score and an assessment of our current capabilities in managing top risks.

Both the Audit and Finance Committee and the Board review the results of the annual ERM assessment. During the reviews, Avantor’s General Counsel and Chief Accounting Officer jointly present the results of the ERM assessment in a manner designed to provide full visibility into the risks facing Avantor and how management is mitigating those risks, thereby enabling the Board to effectively exercise its oversight function. To facilitate continued monitoring and oversight by the Board, key risk areas identified during the ERM process and management’s associated mitigation activities become part of Board and/or committee meeting agendas for the following year.

Executive Sessions

To ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors meet in executive session at most Board meetings, and the independent directors separately meet in a private session at least once a year that excludes management and directors who have not been determined to be independent. The lead independent director will preside at the executive sessions.

Board Meetings and Attendance

Under Avantor’s Corporate Governance Guidelines, all directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and any meeting of stockholders. Directors are encouraged to attend Board meetings and meetings of committees of which they are members in person but may also attend such meetings by telephone or video conference. The Board met 6 times in 2021, including regularly scheduled and special meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during 2021.

Board and Committee Evaluations

The Board of Directors annually assesses the effectiveness of the full Board, the operations of its committees and the contributions of director nominees. The Nominating and Governance Committee oversees the evaluation of the Board as a whole and its committees, as well as individual evaluations of those directors who are being considered for possible re-nomination to the Board.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a material relationship with us or any of our subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with us or any of our subsidiaries).

Our Corporate Governance Guidelines define an “independent” director in accordance with Section 303A.02 of the NYSE’s Listed Company Manual. In addition, Audit and Finance and Compensation and Human Resources Committee members are subject to the further independence requirements under SEC rules and NYSE listing standards. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

In the event a director has a relationship with our company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition including any relationship described under “Certain Relationships and Related Person Transactions” below, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

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The Board has affirmatively determined that each of Juan Andres, John Carethers, Matthew Holt, Lan Kang, Joseph Massaro, Mala Murthy, Jonathan Peacock, Michael Severino, Christi Shaw and Gregory Summe is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and the applicable NYSE listing standards, including with respect to committee memberships.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. Our Corporate Governance Guidelines and committee charters are reviewed from time to time by the various Committees and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.

Our Corporate Governance Guidelines, our Audit and Finance, Compensation and Human Resources and Nominating and Governance Committee charters and other corporate governance information are available on the investor relations portion of our website at www.avantorsciences.com under “Investors: Governance.” Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary: Avantor Inc., Corporate Secretary’s Office, Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

Committees of the Board

There are three standing committees of the Board. The following table sets forth the Board committees, the members of each of the committees as of March 18, 2022 and the number of times the respective committees met in 2021:

	Audit and Finance	Compensation and Human Resources	Nominating and Governance

Juan Andres*	✓

John Carethers*			✓

Matthew Holt*		Chair

Lan Kang*	✓

Joseph Massaro*	Chair

Mala Murthy*	✓

Jonathan Peacock*			✓

Michael Severino*	✓	✓

Christi Shaw*		✓	✓

Gregory Summe*		✓	Chair

Michael Stubblefield

Number of 2021 meetings	8	4	5

*	Independent Director

Audit and Finance Committee

Our Audit and Finance Committee consists of Joseph Massaro, Juan Andres, Lan Kang, Mala Murthy, and Michael Severino, with Joseph Massaro serving as chair. Our Audit and Finance Committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the Board of Directors in evaluating the qualifications, performance and independence of our independent auditors;

•	assisting the Board of Directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting processes;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

2022 Proxy Statement 19

•	overseeing the Company’s internal audit function;

•	preparing the audit committee report that the Securities and Exchange Commission (the “SEC”) requires in our annual proxy statement; and

•	reviewing related-party transactions.

All members of the Audit and Finance Committee have been determined to be “independent,” consistent with our audit and finance committee charter, Corporate Governance Guidelines, SEC rules and the NYSE listing standards applicable to boards of directors in general and Audit and Finance Committees in particular. The Board has also determined that each of the members of the audit and finance committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, the Board has determined that each of Messrs. Massaro and Severino and Ms. Murthy qualifies as an “audit committee financial expert”, as defined by applicable SEC regulations. No committee member currently sits on more than two other public company audit committees.

Compensation and Human Resources Committee

Our Compensation and Human Resources Committee consists of Matthew Holt, Michael Severino, Christi Shaw and Gregory Summe, with Matthew Holt serving as chair. The Compensation and Human Resources Committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving our CEO’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers, including annual base salary, bonus, equity-based incentives and other benefits;

•	reviewing and recommending to our Board of Directors with respect to the compensation of our directors; and

•	reviewing and making recommendations with respect to our equity compensation plans.

The Compensation and Human Resources Committee has sole authority to retain or terminate any compensation consultant or other advisor used to evaluate senior executive compensation and may form and delegate authority to subcommittees when appropriate. The Compensation and Human Resources Committee also approves all engagements and services to be performed by any consultants or advisors to the Compensation and Human Resources Committee. To assist the Compensation and Human Resources Committee in discharging its responsibilities, the Committee has retained an independent compensation consultant—Frederic W. Cook & Company (“FW Cook”). The consultant reports directly to the Compensation and Human Resources Committee. For additional information about the independence of the Compensation and Human Resources Committee’s consultant, refer to “Compensation Discussion and Analysis—Compensation Philosophy & Objectives—How We Make Compensation Decisions—Guidance from the Independent Compensation Consultant.” For more information on the responsibilities and activities of the Compensation and Human Resources Committee, including its processes for determining executive compensation, see the “Executive Compensation—Compensation Discussion and Analysis” section.

All members of the Compensation and Human Resources Committee have been determined to be “independent,” consistent with our Compensation and Human Resources Committee charter, Corporate Governance Guidelines, SEC rules and the NYSE listing standards applicable to boards of directors in general and Compensation and Human Resources Committees in particular. In addition, all members qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Gregory Summe, John Carethers, Jonathan Peacock and Christi Shaw, with Gregory Summe serving as chair. The Nominating and Governance committee is responsible for, among other matters:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees to the Board of Directors;

•	overseeing the evaluation of the Board of Directors and management;

•	identifying best practices and recommending corporate governance principles;

20 2022 Proxy Statement

•	reviewing developments in corporate governance practices and developing a set of corporate governance guidelines;

•	recommending members for each committee of our Board of Directors; and

•	overseeing sustainability and corporate responsibility, including, ESG

COMMUNICATIONS WITH DIRECTORS

The Board of Directors welcomes input and suggestions. Stockholders and other interested parties may communicate with the Board and our Chairman by sending a written communication to the attention of the Company’s Corporate Secretary by mail at Avantor, Inc., Corporate Secretary’s Office, Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

Communications addressed to the Board or to a Board member are distributed to the Board or to any individual director or directors as appropriate. Any such communication is promptly distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Company’s Corporate Secretary, to be improper for submission to the intended recipient or recipients. Examples of communications that would presumptively be deemed improper for submission include, without limitation, solicitations, communications that raise grievances that are personal to the sender, communications that relate to the pricing of the Company’s products or services, communications that do not relate directly or indirectly to the Company and communications that are frivolous in nature.

DIRECTOR NOMINATION PROCESS

Assess Composition and Determine Priorities

In 2021, the Nominating and Governance Committee considered the skills and experience outlined in our Director Skills Matrix to determine its priorities in seeking out new director candidates for the continuation of healthy Board refreshment. Specifically, it determined to recruit new directors who would add knowledge in the area of the healthcare regulatory environment, as well as depth in the areas of international business transactions, M&A and financial accounting.

Solicit and Source a Diverse Pool of Candidates

Working with the Chairman of the Board, the Nominating and Governance Committee sought out a diverse pool of candidates using multiple sources, engaging a third party search firm and receiving input from directors and stakeholders. The third party search firm assisted in identifying director prospects, performed candidate outreach, provided information about candidates and performed other related services.

Candidate Evaluation and Selection

The Nominating and Governance Committee evaluated candidates based on its set priorities, and the candidates’ qualifications, including each candidate’s strength of character, judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially with the other members of the Board. A diverse slate of candidates interviewed with the Nominating and Governance Committee and select members of management. Through this process, the Nominating and Governance Committee identified a number of qualified director candidates who together represented multi-faceted experience in the areas of finance, audit, international business transactions, and board level strategy and made a recommendation to the Board. In addition, Stockholders may nominate directors for election at the Company’s annual stockholders meeting by following the provisions set forth in the Company’s third amended and restated bylaws (“bylaws”).

2021 Board Refreshment

The 2021 additions of Dr. Carethers, Mr. Massaro and Mmes. Kang and Murthy evidence our focus on refreshment, drove a reduction in our average director tenure and further builds on our commitment to our DE&I agenda. Each has proven their ability to add valuable insights to the Company, providing experience from their diverse backgrounds to address the unique challenges facing the Company in 2022 and beyond.

2022 Proxy Statement 21

Proxy Access

In January 2021, the Company amended its bylaws to include a proxy access provision that allows an eligible stockholder or group of up to 20 eligible stockholders, owning at least three percent of the Company’s outstanding stock continuously for at least three years, to include in the Company’s proxy materials for an annual meeting of stockholders a number of director nominees up to the greater of two directors or 20% of the Board of Directors, provided the stockholders and nominees satisfy the requirements specified in the bylaws.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and ratifying transactions with related persons and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as the Corporate Governance Guidelines of the Board and the Code of Ethics and Conduct.

Our Audit and Finance Committee is responsible for the review, approval and ratification of “related person transactions” between us and any related person pursuant to a written Related Party Transaction Policy adopted by our Board of Directors. “Related party transactions” include any transaction by the Company with a company or other entity that employs a “related party,” or in which a “related party” has a material ownership or financial interest. Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. In the course of its review and approval or ratification of a related-person transaction, the Audit and Finance Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to our Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters the Audit and Finance Committee deems appropriate.

Each director and officer also completes and signs a questionnaire at the end of each fiscal year to confirm that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to Avantor. This ensures that all material relationships and related person transactions are identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations.

Any member of the Audit and Finance Committee who is a related person with respect to a transaction under review will not be able to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Arrangements with our directors and officers

We have certain agreements with our directors and officers which are described in the sections entitled “Director Compensation” and “Compensation and Human Resources Committee Report” elsewhere in this proxy statement.

We entered into indemnification agreements with our officers and directors. These agreements and our bylaws will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements will not be exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and may be unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors for which indemnification is sought.

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In the normal course of business, we purchase services, supplies, and equipment from many suppliers and sell goods and services to many customers. In some instances, these transactions occur with companies with which members of our Board have relationships as executive officers. For transactions entered into during 2021, no related person had or will have a direct or indirect material interest.

While not required under the Related Person Transaction Policy, the Board reviewed certain transactions with Kite Pharma, a Gilead company, where Ms. Shaw serves as the Chief Executive Officer, AbbVie, Inc., where Dr. Severino serves as the Vice Chairman and President, Moderna Therapeutics, Inc., where Mr. Andres serves as the Chief Technical Operations and Quality Officer, and the University of Michigan Medical School, where Dr. Carethers serves as the Chair of the Department of Internal Medicine.

COMMITMENT TO SUSTAINABILITY

Our sustainability platform, Science for Goodness, aims to foster an inclusive work environment, promote innovation for a sustainable future, support and strengthen our communities, and add value to Avantor. We are embedding sustainability throughout our business ensuring our everyday actions generate positive impact.

Science for Goodness: Our Approach to Sustainability.

As a global industry leader, we recognize our ability to create a positive impact for our associates, customers, suppliers and communities. Throughout 2021, we advanced our environmental, social and governance (ESG) strategy across our four pillars — People & Culture, Innovation & Environment, Community Engagement and Governance & Integrity. These pillars are aligned with the following UN Sustainable Development Goals: Good Health & Wellbeing, Quality Education, Industry, Innovation and Infrastructure, Reduced Inequalities, and Responsible Consumption and Production.

We are committed to ensuring that, as our company continues to grow, our board and executive leadership team continue shaping a strong culture aligned to our values and governance.

Our impact and purpose is centered on four key commitment pillars:

People and Culture	We empower people to help create a better world	Innovation and Environment	Creating a sustainable future with smart solutions	Community Engagement	Taking action to build a better world	Governance and Integrity	Doing good as one

People and culture: We empower people to create a better world. Our values of Innovation, Customer centricity, Accountability, Respect, and Excellence—ICARE—give our associates a foundation for how we want to work together. We aim to foster a culture of collaboration and respect, dedicated to the safety of our associates, developing and retaining talent, providing equitable opportunities for all associates to grow and succeed. We’ve made considerable progress in our DEI and culture building.

Innovation and environment: Our innovation model is grounded in collaboration with a diverse and sophisticated customer base, designed to power innovation from scientific discovery to scale-up and commercial delivery. We also strive to increase our sustainable business practices through responsible consumption and production, including by addressing our greenhouse gas emissions, energy consumption, water usage, and waste, as well as through providing environmentally preferable products for our customers.

We recognize that climate change is a global challenge that poses a significant risk to human and environmental health and the way we do business. While relentlessly focusing on advancing life-changing science, Avantor has a shared responsibility and is committed to addressing climate change and other key environmental sustainability issues. In 2021, we announced our first environmental sustainability target to reduce our scope 1 (direct) and scope 2 (indirect) Greenhouse Gas (GHG) emissions by 15% by 2025.1 To achieve this goal, we developed an energy and emissions reduction roadmap to invest in energy efficiency and conservation projects that will optimize our operational processes, in addition to lowering our operating emissions. This initial target serves as the first stepping stone on our long-term environmental sustainability journey.

[1]	Baseline data reported in metric tons of CO2 equivalents representing 61 sites globally reporting on emissions in 2019.

2022 Proxy Statement 23

Community engagement: Our community engagement pillar seeks to strengthen the communities in which we live and work through grants from the Avantor Foundation, a private charitable foundation funded by Avantor, as well as engaging our associates to give back to the communities we serve through collection drives, volunteerism, and other means. Our giving and employee volunteer efforts are focused on 3 key areas: Science Technology Engineering and Math (STEM) learning, Healthcare to those in need, and Environmental stewardship.

Governance and integrity: We are committed to practicing responsible corporate governance, adhering to best practices, proactively identifying opportunities for process improvement, and elevating valued partnerships, both internally and externally. This commitment encompasses conducting business in full compliance with applicable laws and regulations, maintaining a high degree of internal conduct and communication standards through our Code of Ethics and Conduct and other internal policies, and partnering with over 1,500 diverse suppliers committed to high quality standards.

Management and Board Oversight

Avantor’s Executive Leadership Team (ELT), comprised of Avantor’s CEO, CFO, and executives from across the company, oversee Avantor’s efforts to integrate sustainability and corporate responsibility into Avantor’s strategic planning, risk management, and reporting. Day-to-day responsibility for Avantor’s ESG Program resides with a cross-functional representation of leaders headed by a newly created Senior Director, Global Sustainability position, who meet regularly to review progress and provide recommendations to the ELT.

At the Board level, the Board as a whole and through its independent Nominating and Governance Committee oversees sustainability and corporate responsibility, and was regularly updated in 2020 and 2021 as Avantor launched its enhanced ESG Program. These discussions included updates on the Company’s sustainability reporting and its goals under its four sustainability pillars. The full Board received a briefing from an outside consultant on the evolving climate landscape – including what investors expect – and our management team briefs them on what we hear from key customers and other stakeholders. The Board appreciates the magnitude of climate change and has fully supported management as we enhance our energy and emission management practices.

Other Board committees conduct detailed reviews on key ESG topics; for example, our Compensation and Human Resources Committee oversees the Company’s talent, culture, compensation structure and compensation programs. Twice a year, we report out on CEO and overall leadership succession, annual review of talent/ compensation philosophies, annual update on human capital KPIs and evaluating plan-linkage of ESG metrics to annual bonus plan. Our Audit and Finance Committee assists the Board in monitoring cybersecurity risk. We continued to adopt best-in-class governance provisions, including several enhancements to stockholder rights, and an enhanced supplier code of conduct.

Reporting

Per our commitment in last year’s Proxy statement, we evolved our 2020 social responsibility benchmark report into our first Avantor Corporate Sustainability Report that outlines progress made on our 4 ESG Pillars and states new public goals for climate action, employee health & safety, and diverse representation amongst our employee base. Further details with respect to our sustainability goals can be found on our website, www.avantorsciences.com, under “Investors: Sustainability.”

In developing this report, we conducted a materiality assessment to identify the environmental, social and governance topics most relevant to our company. As part of the process, we considered standards and guidance from the United Nations Sustainable Development Goals, reviewed topics prioritized by S&P Global, Dow Jones Sustainability Indices, Sustainalytics, CDP, EcoVadis and other pertinent corporate sustainability assessments, and gathered input from key external stakeholders.

We also consulted the Sustainability Accounting Standards Board’s (SASB) reporting standards for the Medical Equipment & Supplies, Biotechnology & Pharmaceuticals and Chemicals industries. As part of our continual improvement process, we will be formally incorporating the SASB reporting framework into our next Annual Sustainability Report released in 2022.

24 2022 Proxy Statement

CODE OF ETHICS AND CONDUCT

We have adopted a written Code of Ethics and Conduct that applies to all of the directors, officers and employees, including our President and Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior executive officers. Our Code of Ethics and Conduct sets forth policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of company assets, and our business practices. A current copy of the Code of Ethics and Conduct is posted on our website at www.avantorsciences.com under “Investors: Governance.”

If we ever were to amend or waive any provision of our Code of Ethics and Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations, if any, with respect to any such waiver or amendment by posting such information on our website at www.avantorsciences.com rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website.

2022 Proxy Statement 25

Director Compensation

Our director compensation program is designed to attract and retain qualified non-employee directors. With assistance from FW Cook, we developed a market-based program that aligns director compensation with the compensation of our peers (our peer companies are identified on page 41). Our Compensation and Human Resources Committee reviews nonemployee director compensation regularly to confirm that it appropriately addresses time, effort, expertise, and accountability required of active board membership.

Director Fees

Our director compensation program provides for an annual cash retainer plus an annual equity award of restricted stock units.

Compensation Element	$

Annual Cash Retainer	75,000

Annual Equity Award	200,000

Chairman Cash Retainer	150,000

Lead Independent Director Cash Retainer	40,000

Committee Chair Cash Retainer Audit and Finance Committee Compensation and Human Resources Committee Nominating and Governance committee	20,000 15,000 10,000

Committee Member Cash Retainer Audit and Finance Committee Compensation and Human Resources Committee Nominating and Governance Commitee	10,000 7,500 5,000

Director cash retainers are paid quarterly in arrears. Director equity awards are issued in restricted stock units, which vest in full on the the first anniversary of the Vesting Start Date (as defined in the restricted stock unit agreement); provided, that if the director has continuously provided service to us upon the occurrence of a change in control prior to such dates, all then-unvested restricted stock units will vest. If an eligible director begins service after the start of a fiscal year but prior to the award of the annual equity-based retainer for such fiscal year, he or she will be eligible to receive the full amount of such retainer. Otherwise, the annual equity-based retainer will be pro-rated for partial years of service.

Each eligible director is also entitled to receive reimbursement for reasonable travel, lodging and other expenses which they properly incur in connection with their functions and duties as a director.

26 2022 Proxy Statement

The following table provides summary information concerning the compensation of the members of our Board of Directors for the year ended December 31, 2021. The compensation paid to Mr. Stubblefield, our President and Chief Executive Officer, is presented in the Summary Compensation Table and the other compensation tables above. During 2021, Mr. Stubblefield did not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive plan compensation ($)	All Other Compensation ($)	Total ($)

Rajiv Gupta	225,000	200,003	—	—	—	425,003

Juan Andres	85,000	200,003	—	—	—	285,003

John Carethers(4)	36,569	93,135	—	—	—	129,704

Matthew Holt(5)	—	—	—	—	—	—

Lan Kang(4)	50,275	127,135	—	—	—	177,410

Joseph Massaro(4)	11,050	29,033	—	—	—	40,083

Mala Murthy(4)	15,710	35,083	—	—	—	50,793

Jonathan Peacock	126,923	200,003	—	—	—	326,926

Michael Severino	86,487	200,003	—	—	—	286,490

Christi Shaw	87,500	200,003	—	—	—	287,503

Gregory Summe	92,500	200,003	—	—	—	292,503

Andre Moura(6)	—	—	—	—	—	—

Jo Natauri(7)	—	—	—	—	—	—

Rakesh Sachdev(8)	36,813	200,003	—	—	—	236,816

(1)

Amounts reflect the director’s cash retainer earned for 2021. For Dr. Carethers, Mr. Massaro and Mmes. Kang and Murthy, the amount reflects pro-rated amounts earned since each joined the Board in 2021.

(2)

Amounts reflect restricted stock units granted under the 2019 Equity Incentive Plan and reflect the grant date fair value of the awards in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“Topic 718”) disregarding the effects of estimated forfeitures. The assumptions made in the valuation of our equity awards are found in Note 18 to our audited financial statements included in our annual report on Form 10-K for fiscal 2021. As of December 31, 2021, each of the following non-employee directors held the following restricted stock units: Mr. Gupta—7,236; Mr. Andres—7,236; Dr. Carethers—2,565; Ms. Kang—4,022; Mr. Massaro—745; Ms. Murthy—916; Mr. Peacock—7,236; Dr. Severino—7,236; Ms. Shaw—7,236; Mr. Summe—7,236.

(3)	No stock options were granted to directors in 2021. As of December 31, 2021, each of the following non-employee directors held the following stock options: Mr. Peacock—135,210; Ms. Shaw—135,210.
(4)	The following directors joined our Board in 2021: Ms. Kang, May 2021; Dr. Carethers, July 2021; Ms. Murthy, October 2021; and Mr. Massaro, November 2021.
(5)	Mr. Holt was initially nominated to the Board by New Mountain Capital and not eligible to be compensated for his service.
(6)	Mr. Moura resigned from our Board in April 2021.
(7)	Ms. Natauri resigned from our Board in May 2021.
(8)	Mr. Sachdev’s term expired in May 2021. In connection with Mr. Sachdev’s departure from our Board, the restricted stock units that he was awarded in 2021 were forfeited.

STOCK OWNERSHIP GUIDELINES

We have also adopted equity ownership guidelines for our non-employee directors in order to better align our eligible directors’ financial interests with those of our stockholders. Each non-employee director must own shares of Common Stock in an amount equal to four times (4x) his or her base annual cash retainer (excluding additional annual cash retainers for service as the Chairman of the Board of Directors, lead independent director, committee chairpersons and committee members). Such directors are required to achieve the applicable level of ownership within five years of becoming subject to the requirements.

2022 Proxy Statement 27

Stock Ownership Information

AVANTOR STOCK OWNERSHIP

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 15, 2022 by:

(1)	each individual or entity known by us to beneficially own more than 5% of our outstanding common stock,
(2)	each of our named executive officers,
(3)	each of our directors and
(4)	all of our directors and our executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

28 2022 Proxy Statement

Unless otherwise set forth in the footnotes below, (1) each beneficial owner possesses, to our knowledge, sole voting and investment power with respect to the shares listed, subject to community property laws where applicable, and (2) the address of each beneficial owner is c/o Avantor, Inc., Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

Name of Beneficial Owner	Shares beneficially owned	Percent of total common stock(1)

Greater than 5% stockholders:

T. Rowe Price Associates, Inc.(2)	74,859,221	12.2%

The Vanguard Group, Inc.(3)	50,319,888	8.2%

Blackrock, Inc.(4)	43,769,070	7.1%

Named executive officers and directors:

Michael Stubblefield(5)	5,434,996	*

Thomas Szlosek	1,457,666	*

Frederic Vanderhaegen	587,203	*

Gerard Brophy	32,942	*

Sheri Lewis	35,879	*

Rajiv Gupta(6)	1,057,456	*

Juan Andres	22,187	*

John Carethers	—	—

Matthew Holt	—	—

Lan Kang	4,022	*

Joseph Massaro	—	—

Mala Murthy	—	—

Jonathan Peacock	303,641	*

Michael Severino	17,258	*

Christi Shaw	133,483	*

Gregory Summe	14,818	*

All Executive Officers and Directors as a Group (19 persons)	9,705,710	1.6%

*	Indicates beneficial ownership of less than 1% of the outstanding shares.

(1)

Applicable percentage ownership as of March 15, 2022 is based upon 610,276,869 shares of our common stock outstanding. Amounts include shares subject to stock options that are currently exercisable or are exercisable within 60 days as follows: Mr. Stubblefield (4,416,850), Mr. Szlosek (1,365,731), Mr. Vanderhaegen (557,335), Mr. Brophy (32,942), Ms. Lewis (25,752), and all current directors and executive officers as a group (7,955,438).

(2)

Based on information as of December 31, 2021 set forth in a Schedule 13G/A dated February 14, 2022. T. Rowe Price Associates, Inc. reported that it had sole power to vote 31,344,836 and sole power to dispose of 74,859,221 shares. No shared voting or dispositive powers were reported. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(3)

Based on information as of December 31, 2021 set forth in a Schedule 13G/A dated February 9, 2022. The Vanguard Group, Inc. reported that it had sole power to vote 0 shares, sole power to dispose of 49,041,541 shares, shared power to vote 555,729 shares, and shared power to dispose of 1,278,347 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on information as of March 11, 2022 set forth in a Schedule 13G/A dated March 11, 2022. BlackRock, Inc. reported that it had sole power to vote 40,306,589 shares, sole power to dispose of 43,769,070 shares and an aggregate beneficial ownership of 43,769,070 shares. The address for BlackRock, Inc. is 55 East 52nd Street., New York, NY 10055.

(5)

Includes 400,000 shares of common stock held by The Stubblefield GST Family Trust. Heidi Stubblefield, the wife of Michael Stubblefield, is the sole trustee of The Stubblefield GST Family Trust and has voting and investment power over the shares of common stock held by The Stubblefield GST Family Trust.

(6)

Includes (i) 556,218 shares of common stock held by The Gupta Family Trust and (ii) 287,571 shares of common stock held by The 2014 GST Family Trust. Kamla Gupta, the wife of Rajiv Gupta, is the sole trustee of The Gupta Family Trust and the 2014 GST Family Trust and has voting and investment power over the shares of common stock held by The Gupta Family Trust and the 2014 GST Family Trust.

2022 Proxy Statement 29

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers, and beneficial owners of more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Based solely on our review of electronic filings with the SEC of such reports and written representations from our executive officers and directors, we believe that our directors, officers, and beneficial owners of more than ten percent of our common stock filed on a timely basis all reports required by Section 16(a) of the Exchange Act during 2021, except that one Form 4 for each of John Carethers and Lan Kang was inadvertently filed late by Avantor. A Form 4 for each was filed outside of the two-business day window in December 2021, reporting the equity grants received upon joining our Board.

30 2022 Proxy Statement

Item 2 Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors and the Audit and Finance Committee recommend that the stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022. The Audit and Finance Committee approved the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022. Deloitte & Touche LLP is currently our independent registered public accounting firm.

Although the Company is not required to seek Stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit and Finance Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

We have been advised that a representative of Deloitte & Touche LLP will attend the Annual Meeting of Stockholders. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” ITEM 2, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

2022 Proxy Statement 31

REPORT OF THE AUDIT AND FINANCE COMMITTEE

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes.

The Audit and Finance Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2021. The Audit and Finance Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and the matters required to be discussed under the applicable standards of the Public Company Accounting Oversight Board. The Audit and Finance Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In considering the independence of the Company’s independent registered public accounting firm, the Audit and Finance Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the Audit and Finance Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

Respectfully submitted by the Audit and Finance Committee of the Board of Directors.

Joseph Massaro, Chair

Juan Andres

Lan Kang

Mala Murthy

Michael Severino

32 2022 Proxy Statement

AUDIT AND NON-AUDIT FEES

Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2020 and 2021. Fees and expenses for services rendered by Deloitte & Touche LLP in 2020 and 2021 were approved by our Audit and Finance Committee. We have determined that the provision of these services is compatible with maintaining the independence of our independent registered public accounting firm.

The following table presents Deloitte & Touche LLP’s fees and expenses for services rendered to us for the past two fiscal years (in thousands):

	Year Ended December 31,

	2021	2020

Audit Fees(1)	$4,852	$4,596

Audit-Related Fees(2)	176	52

Tax Fees	—	—

All Other Fees	—	—

Total	$5,028	$4,648

(1)

Audit fees include fees for professional services rendered for (i) the audits of our annual financial statements, international statutory audits and the reviews of our interim financial statements, which were included in the year to which the audit or review related; (ii) the issuance of comfort letters and consents and incremental audit fees required for publicly-filed financial statements and comfort letters and consents related to public filings of Secondary Offerings and Private Placement Debt Offerings in 2021 and 2020.

(2)

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees” above. These services include accounting consultations relating to acquisitions, divestitures, and financings, due diligence related to mergers and acquisitions, financial accounting and reporting matters, and SEC filing related matters.

PRE-APPROVAL POLICY FOR AUDITOR SERVICES

The Audit and Finance Committee has the sole and direct responsibility and authority for the appointment, termination and compensation to be paid to the independent registered public accounting firm. The Committee has the responsibility to approve, in advance of the provision thereof, all audit services and permissible non-audit services to be performed by the independent registered public accounting firm as well as compensation to be paid with respect to such services.

Our Audit and Finance Committee Charter authorizes the Committee to delegate authority to pre-approve audit and permissible non-audit services to a member of the Committee. Any decisions made by such member under delegated authority, must be presented to the full Committee at its next scheduled meeting.

2022 Proxy Statement 33

Item 3 Advisory Approval of Named Executive Officer Compensation

As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Board of Directors is asking you to approve, on an advisory basis, the executive compensation programs and policies and the resulting 2021 compensation of the individuals listed in the 2021 Summary Compensation Table on page 50 (our “named executive officers”) as described in this proxy statement.

Because the vote is advisory, the result will not be binding on the Compensation and Human Resources Committee and it will not affect, limit or augment any existing compensation or awards. The Compensation and Human Resources Committee will, however, take into account the outcome of the vote when considering future compensation arrangements.

We believe you should read the Compensation Discussion and Analysis and compensation tables and also consider the factors below in determining whether to approve this proposal. As described in the Compensation Discussion and Analysis, the Compensation and Human Resources Committee has designed our compensation programs with the objective of driving sustained, meaningful and profitable growth and stockholder value creation through its focus on three long-standing Avantor compensation philosophies:

✓	Attract and Retain Talent. Executive compensation should be market-competitive in order to attract, motivate, retain and reward talented executives with a performance-driven mindset.

✓	Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.

✓	Align with Stockholder Interests. Executives’ interests should be aligned with stockholder interests through the risks and rewards of Avantor equity ownership.

The Board of Directors recommends the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board of Directors recommends a vote “FOR” ITEM 3, to approve, on an advisory basis, the compensation of the Company’s named executive officers, as stated in the above resolution.

34 2022 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

This compensation discussion and analysis (our “CD&A”) provides an overview of our executive compensation philosophy and the material elements of compensation awarded to, earned by, or paid to our named executive officers with respect to the year ended December 31, 2021.

Our named executive officers consist of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who served in the capacities listed opposite their respective names on December 31, 2021 (collectively, our “named executive officers”). For 2021, the named executive officers were:

Michael Stubblefield Director, President and Chief Executive Officer	Thomas Szlosek Executive Vice President and Chief Financial Officer	Frederic Vanderhaegen Executive Vice President, Americas and Europe	Gerard Brophy Executive Vice President, Biopharma Production	Sheri Lewis Executive Vice President, Global Operations and Supply Chain

This CD&A is divided into three sections:

Executive Summary

✓ 2021 Business Highlights

✓ Our Compensation Philosophy and Objectives

✓ 2021 Compensation Actions for Our Named Executive Officers

✓ Program Structure and Outcomes

✓ Our Executive Compensation Practices

✓ Key Changes to 2022 Executive Compensation Program

Compensation Philosophy & Objectives — How We Make Compensation Decisions	✓ Role of the Compensation and Human Resources Committee and our Executive Officers ✓ Guidance from Independent Compensation Consultant ✓ Benchmarking ✓ Accounting and Tax Considerations

Elements of Compensation — What We Pay and Why

✓ Base Salary, Performance-Based Cash Incentive Compensation, Long-Term Incentive Programs, Guaranteed, Sign-on and Discretionary Bonuses, Other Components, Severance Arrangements, 2019 Employee Stock Purchase Plan

2022 Proxy Statement 35

EXECUTIVE SUMMARY

2021 saw the continued expansion of our position as a global leader of mission critical products and services to customers in the life sciences and advanced technologies and applied materials industries. We did this by embracing our critical role in providing services and solutions to all phases of the biopharma end market, from research & development to bioproduction, as well as supporting COVID-19 testing workflows and customized materials needed to produce vaccines and therapies. We deployed more than $4 billion in support of new acquisitions and continued to expand our relationships with our global strategic customers, developed new products and services, increased sales of proprietary products, expanded our manufacturing capabilities and continued the globalization of our best practices. The charts below provide certain financial measures that our management believes are useful in evaluating our performance.

See Appendix A for information about our non-GAAP financial measurements, including reconciliations to the most directly comparable GAAP-based financial measurements.

36 2022 Proxy Statement

Our Compensation Philosophy and Objectives

Each year our Compensation and Human Resources Committee thoroughly reviews our executive compensation program with guidance from its independent compensation consultant, FW Cook. Among the Compensation and Human Resources Committee’s objectives is to establish a public company executive compensation program that drives above-market results and is designed to attract, retain and motivate high-caliber, execution-oriented executives. In 2021, the Compensation and Human Resources Committee continued to build on its core philosophy by increasing the percentage of performance-based forms of compensation. We believe the following philosophies have facilitated our ability to compete for talent as a public company and have made a key contribution to our long-term success. Our primary executive compensation objectives are to:

Attract and retain talent

Provide a total compensation program that enables the company to attract, motivate, retain and reward high-performing executives, who have the ability to contribute to our success, and encourage management to place its primary focus on strategic planning and financial and operational priorities to ensure the achievement of our global strategy.

Pay for performance

Support a “pay-for-performance” orientation to provide differentiated rewards for strong financial, operating and individual performance, including the use of cash and equity incentive compensation payments based in part upon our performance to encourage the achievement of short-term and long-term financial and operational objectives.

Market competitive pay	Align the interests of management with those of our other stockholders thereby providing an incentive for, and rewarding, the attainment of objectives that also benefit our stockholders.

2021 Compensation Actions for our Named Executive Officers

Summary of Actions

Consistent with our executive compensation philosophies and objectives, in establishing 2021 compensation for our named executive officers, the Compensation and Human Resources Committee considered each named executive officer’s prior performance, compensation levels paid to similarly situated officers at the Company, market data and input from the Compensation and Human Resources Committee’s independent compensation consultant, FW Cook. For 2021, the Compensation and Human Resources Committee made the following material decisions with respect to the compensation of our named executive officers:

•	compared the base salaries of our executive officers to our compensation peer group and publicly available global salary surveys for organizations of similar size and revenue;

•

maintained an incentive compensation plan focused on a combination of performance measures that align closely with the performance measures that are used by management to set business goals and evaluate our financial results (See “Elements of compensation — What we pay and why — Performance-Based Cash Incentive Compensation”); and

•

granted annual equity awards to each of the executive officers after considering our compensation philosophy and the assessment of the executive officer’s expected future contributions, increasing the weighting of performance stock units from one-third to one-half with the remainder of the award being made in a mix of stock options and restricted stock units.

2022 Proxy Statement 37

Program Structure and Outcomes

The following table provides a summary of the compensation program and performance outcomes for our named executive officers in 2021:

Component	Proportion of Total Target Pay	Structure/Metrics/Features	2021 Performance Outcomes

Base Salary	• CEO: 10%	• Base salary aligned with others in our peer group and broader market	• Not Applicable
• Other NEOs: 9%

Short-Term Incentives	• CEO: 16%	Structure:	• All metrics achieved above target
	• Other NEOs: 8%	• 100% performance-based cash incentive	• ICP earned at 196.8% of target
		Metrics & Weightings:	• No discretion exercised

• 45% Sales Growth

• 35% Adj. EBITDA

• 20% Net Working Capital as a percentage of sales

Features:

• Rigorous pre-set goals

• Company achievement capped at 200% of target

Long-Term Incentives	• CEO: 74% • Other NEOs: 83%	Structure: • 1/2 performance stock units	• Not Applicable
• 1/4 stock options

• 1/4 restricted stock units

Metrics & Weightings (for performance stock units):

• 50% Cumulative Adj. EPS Growth

• 50% TSR relative to comparator group

Features:

• 3-year performance period and cliff-vesting for performance stock units

• Rigorous pre-set goals

• 4-year ratable vesting for stock options and restricted stock units

38 2022 Proxy Statement

In order to provide a clearer view of our 2021 compensation program, the charts below demonstrate how our named executive officer compensation is designed to emphasize compensation that is both variable and at-risk and long-term oriented (based on target total direct compensation).

Our Executive Compensation Practices

As part of its annual review of our executive compensation program, the Compensation and Human Resources Committee confirmed several long-standing Avantor compensation policies and practices and adopted certain new policies and practices to further align our executive compensation program with stockholder interests.

Our executive compensation practices include the following, each of which the Compensation and Human Resources Committee believes reinforces our executive compensation objectives:

✓ Significant percentage of target annual compensation delivered in the form of variable compensation tied to performance

✓ Long-term objectives aligned with the creation of stockholder value

✓ Market comparison of executive compensation against a relevant peer group

✓ Robust stock ownership guidelines

✓ Use of an independent compensation consultant reporting directly to the Compensation and Human Resources Committee

✓ Compensation recovery (“clawback”) policy for our equity based long-term

×  No hedging or short sales of Company stock, or pledging of Company stock

×  No multi-year employment contracts

×  No option grants below 100% fair market value

×  No excessive severance benefits upon a change of control

×  No excessive perquisites or benefits to executives

×  No repricing of underwater stock options under our long-term incentive plan

×  No tax gross-ups of perquisites of 280G excise taxes (except as applicable to management employees generally in connection with relocation or expatriate assignments)

×  No guaranteed equity or bonuses

2022 Proxy Statement 39

2021 Say-On-Pay Vote and Stockholder Engagement

We received 96% stockholder support on our 2021 Say-on-Pay proposal, along with support from the major stockholder advisory firms. While extremely pleased with these results, our Compensation and Human Resources Committee and members of management believe ongoing dialogue with stockholders regarding executive compensation is valuable.

Through the summer and fall of 2021, we communicated with a number of our largest stockholders to review our compensation philosophy. With a focus to the future and Avantor’s position as a leading life sciences organization, the Compensation and Human Resources Committee enhanced our short-term incentive plan to incorporate Environmental, Social and Governance metrics into our 2022 annual cash bonus program.

Key Changes to 2022 Executive Compensation Program

As noted above, the Compensation and Human Resources Committee regularly reviews our executive compensation programs with a view towards aligning these programs with stockholder interests. Effective in 2022, the Compensation and Human Resources Committee modified the long-term incentive program and performance-based cash incentive program to further enhance the linkage between pay and performance.

Revised metrics used for performance-based units

For 2022, one-half of the long-term equity awards issued to our executive officers will continue to be issued in the form of performance-based restricted stock units (“PSUs”) with a three-year performance period. As in past years, one-half of the PSUs will be measured on three-year cumulative adjusted EPS growth and one-half on Avantor’s total stockholder return (“TSR”) relative to a comparator group. For 2022, we have adjusted the comparator group for the TSR metric from a combination of the Dow Jones U.S. Select Medical Equipment Index and our compensation peer group to a combination of the S&P 500 Health Care Index and our compensation peer group. The S&P 500 Health Care Index comparator group will provide a more challenging TSR achievement metric and better represents both our size and industry peers. In addition, we have modified the payout for threshold performance under the adjusted EPS component to equal 50% to align with the threshold performance payout under the TSR metric.

Expansion of sustainability metrics into performance-based cash incentive program

For 2022, the annual Incentive Compensation Plan (the “ICP”) will incorporate ESG metrics in furtherance of the Company’s stated commitment to corporate sustainability and improving the world through science. The ESG metrics will include measurable targets related to leadership diversity and greenhouse gas emissions, with the remainder of the ICP once again be comprised of company-wide financial performance metrics. To align with our peer group and the financial measures on which our stockholders focus, our revenue target component weighting will be 45% and our Adjusted EBITDA component weighting will be 35%. The final 20% of the ICP focuses on company strategic initiatives. For 2022, net working capital as a percentage of sales will reflect a 10% weighting and the ESG metrics will represent the other 10%.

COMPENSATION PHILOSOPHY & OBJECTIVES — HOW WE MAKE COMPENSATION DECISIONS

Our philosophy is to offer an executive compensation program that enables us to attract, motivate, reward and retain high-performing executives who are capable of creating and sustaining value for our stockholders over the long term. In addition, the executive compensation program is designed to provide a fair and competitive compensation opportunity that appropriately rewards executives for their contributions to our success. We believe that it is important to reinforce a results-oriented management culture focusing on our level of earnings, the achievement of both short-term and long-term goals and objectives, including the acceleration of our global growth strategy, and individual performance objectives. Pay received by executives is intended to be commensurate with organizational performance, individual performance, and labor market conditions. As part of its oversight responsibility, the Compensation and Human Resources Committee considers the impact of our risk profile and seeks to maintain a balanced compensation program that does not incentivize undue or inappropriate risks that are reasonably likely to have a material adverse effect on us.

40 2022 Proxy Statement

Role of the Compensation and Human Resources Committee and our Executive Officers

Our Compensation and Human Resources Committee recommended the 2021 compensation of our Chief Executive Officer, which was ultimately approved by our independent members of our Board of Directors, and determined the compensation of each of our other named executive officers. In recommending the compensation of our Chief Executive Officer, the Compensation and Human Resources Committee takes into account its review of the Chief Executive Officer’s performance and any other factors it deems relevant. In setting the compensation of our other executive officers, the Compensation and Human Resources Committee takes into account the Chief Executive Officer’s review of each executive officer’s performance and his recommendations with respect to their compensation. The Compensation and Human Resources Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.

Guidance from Independent Compensation Consultant

FW Cook provides executive compensation consulting services to the Compensation and Human Resources Committee. In 2021, FW Cook provided services related to the review of the 2021 compensation program, including a review of peer group and other global salary survey compensation data; the setting of performance goals in our performance-based cash incentive plans; the setting of equity award levels under our long-term incentive plan; assistance with this CD&A; and a review of trends in executive compensation. FW Cook is retained by and reports to the Compensation and Human Resources Committee and, at the request of the Compensation and Human Resources Committee, participates in committee meetings. FW Cook did not provide any additional services, beyond what has already been stated above, to the Company in 2021. The Compensation and Human Resources Committee reviewed the independence of FW Cook under NYSE and SEC rules and concluded that the work of FW Cook has not raised any conflict of interest.

Benchmarking

Market practices are one of our considerations when determining our executive compensation levels and program design. While we review external market practices for all compensation elements by individual to ensure that we provide programs designed to attract, motivate, retain and reward talented executives, we compare the overall named executive officer group at the market median for each compensation element.

Each year our Compensation and Human Resources Committee, with assistance from FW Cook, reviews and evaluates the market landscape and composition of our peer group for appropriateness. The Compensation and Human Resources Committee primarily identifies companies that have business models similar to ours with a market capitalization and revenues of generally between 0.33x and 3.0x ours, and that represent an appropriate cross section of the industries and geographies in which we are engaged or serve (i.e., they include companies in the biopharma, healthcare, and life sciences industries). As part of this evaluation process for 2021, Bruker, QIAGEN, and Varian Medical Systems were assessed to fall outside one or more of the above-described parameters and were removed from our peer group. At the same time, two companies, Boston Scientific and Catalent, were added to our peer group. This resulted in a peer group of the following companies:

Agilent Technologies, Inc.	Hologic, Inc.
Baxter International, Inc.	Illumina, Inc.
Bio-Rad Laboratories, Inc.	IQVIA Holdings Inc.
Boston Scientific Corporation	Mettler-Toledo International Inc
Catalent, Inc.	PerkinElmer Inc.
DENTSPLY Sirona Inc.	Waters Corporation
Edwards Lifesciences Corporation	Zimmer Biomet Holdings, Inc.

At the time of the Compensation and Human Resources Committee’s compensation review, relative to its peer group of companies Avantor was at the 73rd percentile for revenue, 42nd percentile for EBITDA and 28th percentile for the number of employees.

2022 Proxy Statement 41

Accounting and Tax Considerations

We consider the effect of tax, accounting and other regulatory requirements in designing and implementing compensation programs so that our programs meet regulatory requirements and efficiently deliver compensation. While these factors may impact plan designs, ultimately, decisions reflect the pay strategy of the Company and the program intent.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows tax deductions to publicly-held companies for individual compensation over $1 million paid to certain executive officers in a taxable year. In addition to expanding the number executive officers now subject to the rules, tax legislation enacted at the end of 2017 changed this limit by removing an exception for earnings considered “performance-based compensation” within the meaning of the Code.

Because we are a corporation that became publicly traded before December 31, 2019, these rules do not currently apply. We are subject to an exemption that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a specified transition period after having become publicly traded. This transition period applies until the first annual stockholders meeting that occurs after the end of the third calendar year following the calendar year in which the offering occurs (currently expected in Spring 2023). The transition period can be terminated earlier under the Section 162(m) post-offering transition rules based on certain changes to our plans.

At such time as we are subject to the deduction limitations of Section 162(m), as a result of the elimination of the performance-based compensation exemption, as described above, we would not expect that the Compensation and Human Resources Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions.

ELEMENTS OF COMPENSATION — WHAT WE PAY AND WHY

As noted above, each year the Compensation and Human Resources Committee undertakes a comprehensive review of our executive compensation. The principal components of our executive compensation program are base salary, an annual cash incentive and long-term equity incentives. We also provide market competitive employee benefits and a limited number of perquisites.

Base Salary

Base salary compensates executives for performing the requirements of their positions and provides executives with a predictable and stable level of cash income with respect to a portion of their total compensation. The Compensation and Human Resources Committee determines (or, in the case of our Chief Executive Officer, recommends to the Board, which then determines) base salaries for our executive officers that it believes align with its compensation objectives to attract and retain key executives. Base salaries are subject to the Compensation and Human Resources Committee’s annual review, and the Compensation and Human Resources Committee generally uses the market median of our peer group and other publicly-available global compensation surveys as reference points when setting or recommending base salaries for the executive officers. The annual review includes a review of competitive market compensation data, each executive officer’s compensation relative to other officers in the Company, position and responsibilities, and individual performance over given periods. The Compensation and Human Resources Committee also considers general economic and industry conditions, company performance and executive compensation trends. In addition, the Compensation and Human Resources Committee consults with the Chief Executive Officer when reviewing and considering changes to the base salaries of the executive officers other than our Chief Executive Officer.

It is the Compensation and Human Resources Committee’s philosophy that most executive officers should be provided salaries generally consistent with the market median based upon similarly situated executive officers of the companies comprising our peer group. Variations to this objective could occur as dictated by the experience level of the individual and market factors, as well as our performance, general economic conditions, retention concerns and other individual circumstances. Based on these considerations, actual base salary can be higher or lower than the peer group median for similarly situated executive officers.

In 2021, we made adjustments to base salaries to better align them with the market as a publicly-traded company. As a result, in March 2021, Messrs. Vanderhaegen and Brophy received increases to their base salaries of 4.5%, and 10.5%, respectively. As their base salary was already competitive with our compensation peers, we did not make

42 2022 Proxy Statement

adjustments to the base salary of Messrs. Stubblefield or Szlosek in 2021. Ms. Lewis joined the Company at the beginning of 2021 and did not receive any subsequent adjustments to her base salary.

Performance-Based Cash Incentive Compensation

During 2021, we maintained the 2021 Incentive Compensation Plan (the “ICP”), in which all our named executive officers participated. The ICP is designed to encourage and reward contributions toward achieving our business goals. The ICP provides for a bonus opportunity based on achievement of three company-wide financial targets (discussed below) and, other than Mr. Stubblefield, individual performance. Bonus opportunities (expressed as a percentage of base salary) under the ICP are reviewed annually by the Compensation and Human Resources Committee. Actual bonus payments under the ICP for a given year, if any, are determined based on predetermined performance measures approved by the Compensation and Human Resources Committee. The predetermined performance measures are consistent with our financial and operational objectives for the year. The Compensation and Human Resources Committee has discretion to modify all or any portion of any award as it deems necessary or appropriate.

For 2021, our Board of Directors and Compensation and Human Resources Committee established company-wide sales growth (45%), Adjusted EBITDA (35%) and Net Working Capital as a percentage of sales (20%), each calculated on a constant currency basis, as the company-wide financial targets. For the definition of Adjusted EBITDA and reconciliation to the most directly comparable measure under GAAP, see “Appendix A--Non-GAAP Financial Measurements”. Net working capital is defined as total accounts receivable plus inventory less accounts payable, and is measured as the average of the most recent 5 quarter end net working capital divided by the trailing 12 months of sales. Constant currency measures are calculated using fixed foreign currency exchange rates based on the average of the prior year’s monthly average rates. These rates are generally established at the beginning of the year in connection with the development of the operating plan for the year, to ensure that management is focused on long-term growth and not on short-term changes in foreign currency exchange rates. Our Board of Directors and Compensation and Human Resources Committee chose these financial targets because they are key measure used by management to set business goals and evaluate our financial results and profitability. Adjusted EBITDA is used by our senior management to establish financial earnings targets in its annual operating plan.

In order to fund any portion of the ICP, the Company must first meet the minimum constant currency Adjusted EBITDA target, which was $1,232.3 million for 2021. If this threshold is not met, the plan is not funded and no payouts are made. Upon achievement of the minimum constant currency Adjusted EBITDA, payouts start at 50% funding level and graduate on a straight-line basis to the applicable target for a 100% payout based on actual performance for the relevant metric (Adjusted EBITDA, sales growth and net working capital as a percentage of sales). Each component then graduates on a straight-line basis to the applicable stretch target for a 200% payout. The maximum funding of the bonus pool is limited to 200%.

The table below provides threshold, target and stretch financial targets under the 2021 ICP, as well as actual results. The Compensation and Human Resources Committee approved the Company funding percentage under the 2021 ICP of 196.8%

(dollars in millions)	Weighting	Threshold	Target	Stretch	Achievement as a percent of target	Weighted payout percentage

Sales	45%	$6,758.0	$6,954.8	$7,151.7	200%	90%

Constant Currency Adjusted EBITDA	35%	$1,232.3	$1,297.1	$1,362.0	200%	70%

Net working capital as a percentage of sales	20%	16.9%	16.6%	16.3%	184%	36.8%

			Company funding percentage			196.8%

Historically, for participating executives other than Mr. Stubblefield, a personal performance modifier is applied for purposes of the bonus calculation. This modifier is based on the achievement of a combination of personal goals, such as driving company strategy and results, excellence and innovation, customer focus, accountability and judgement. These goals are not weighted for purposes of evaluating personal performance.

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The following table illustrates the target bonus calculation formula for 2021, except that Mr. Stubblefield’s bonus calculation formula does not provide for a personal performance modifier and his maximum bonus percentage is fixed:

		Cash bonus target	x	Performance factors			=	Cash bonus

Base Salary	x	Target bonus opportunity (expressed as a percentage of base salary)		Company performance (expressed as a percentage of target bonus)	x	Personal performance modifier (expressed as a percentage of target bonus)	=	Annual cash bonus award

		75% to 165% target bonus based on role		50%-200%		0%-150%

The allocation to any individual participant is capped at a maximum of 300% of individual bonus target and overall allocation of the ICP pool may not exceed the lower of company scorecard achievement or 200%. Personal performance modifiers that would result in a payout in excess of 200% of target would only occur in the case of exceptional performance.

In April 2021, we adjusted the target bonus opportunity percentages of Messrs. Vanderhaegen and Brophy from 75% to 80%. The target bonus opportunities for Messrs. Stubblefield and Szlosek remained unchanged at 165% and 150%. Ms. Lewis joined the Company at the end of 2020 and is eligible for a target bonus opportunity of 75%.

Individual Performance

In assessing the personal performance modifier component of our bonus program, the Compensation and Human Resources Committee evaluated each participating named executive officer’s performance in his or her individual role and as a leader in driving company strategy and results and achieving our business objectives. The personal performance modifier assigned to each named executive officer incorporated our assessment of the strength of his or her leadership with respect to, and demonstration of, our values-based behavior described above.

Mr. Stubblefield: While Mr. Stubblefield’s ICP payment is not tied to a personal performance modifier, the Compensation and Human Resources Committee recognized Mr. Stubblefield’s leadership in (i) exceeding the internal plan for all operating metrics to deliver increased organic growth and Adjusted EBITDA; (ii) overseeing a share price increase of 50%, a rate exceeding peers; (iii) directing the deployment of more than $4 billion in capital to close 3 acquisitions during 2021 to further the company’s M&A strategy; (iv) enhancing investor outreach, culminating in the company’s inaugural investor day; (v) championing progress in ESG with the inaugural Sustainability Report and increased the diverse representation within both the Board and senior management; and (vi) serving as an ambassador for our strategic vision with our customers and suppliers including hosting the Global Customer Advisory meeting.

Mr. Szlosek: The Compensation and Human Resources Committee determined, based on Mr. Szlosek’s (i) contributions to the Company’s overall strong performance including 11.3% organic growth, 190 basis points of EBITDA margin expansion, and 60 basis point reduction in Working Capital as a percentage of sales; (ii) leadership in raising and deploying $4 billion of debt and equity capital to fund three strategic acquisitions while preserving the company’s leverage ratio and debt agency ratings; (iii) ensuring critical control processes and established and provide management and Board visibility, including Sarbanes-Oxley execution which resulted in no material weakness or significant deficiencies and the launching of Enterprise Risk Management process; and (iv) active leadership in driving ESG internally and with our investors to award Mr. Szlosek a personal performance modifier of 100%.

Mr. Vanderhaegen: The Compensation and Human Resources Committee determined, based on Mr. Vanderhaegen’s (i) leadership in exceeding the internal plan for revenue and Adjusted EBITDA in Europe and Americas; (ii) leadership of M&A activities which expanded our global portfolio; (iii) management of the expansion of the Company’s product portfolio with new supplier relationships; and (iv) support for the application of the Avantor Business System across the Americas and Europe commercial businesses to award Mr. Vanderhaegen a personal performance modifier of 108%.

44 2022 Proxy Statement

Mr. Brophy: The Compensation and Human Resources Committee determined, based on Mr. Brophy’s (i) strong commercial leadership in exceeding the internal plan for the biopharma business; (ii) leadership of M&A activities which expanded our global portfolio; (iii) execution in the area of new product innovation with a strong focus on novel platforms; and (iv) championing of Avantor’s Quality and Regulatory organization to award Mr. Brophy a personal performance modifier of 108%.

Ms. Lewis: The Compensation and Human Resources Committee determined, based on Ms. Lewis’ (i) leadership in developing a clear vision for the company’s Supply Chain and Operations function; (ii) delivery of key projects to address the company’s longer-term manufacturing agenda; (iii) enhanced performance in global safety metrics; and (iv) leadership in articulating the company’s multi-year environmental strategy for ESG to award Ms. Lewis a personal performance modifier of 80%.

On the basis of the factors described above, annual bonus awards for each of the named executive officers on account of 2021 performance is set forth in the table below.

Name	2021 Performance Cash Bonus

Michael Stubblefield	$3,523,212

Thomas Szlosek	$1,771,200

Frederic Vanderhaegen(1)	$962,718

Gerard Brophy	$862,406

Sheri Lewis	$560,880

(1)	The ICP award for Mr. Vanderhaegen has been converted from Swiss Francs to U.S. dollars based on the exchange rate as of the close of business on December 31, 2021 (1.09670).

Additional details regarding the dollar value of threshold, target and stretch bonus payout opportunities for 2021 are provided under “Executive compensation tables — Grants of plan-based awards.”

Guaranteed, Sign-on and Discretionary Bonuses

From time to time, we may award guaranteed, sign-on and discretionary bonuses to attract or retain executive talent. Generally, sign-on bonuses are used to incentivize candidates to leave their current employers or may be used to offset the loss of unvested compensation they may forfeit as a result of leaving their current employers.

Ms. Lewis’s employment arrangement provides for a one-time conditional signing bonus of $250,000, which we paid to her on March 5, 2021. Ms. Lewis would have been required to repay the full amount of the signing bonus to us on the last day of her employment if she had terminated her employment with us voluntarily for any reason during the twelve months following her start date.

Long-Term Incentive Programs

Our Compensation and Human Resources Committee believes that equity awards are a key component of our executive compensation program because they help us attract, motivate and retain executive talent.

In connection with our initial public offering, we adopted the 2019 Equity Incentive Plan, which enables us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock units and other equity- and cash-based awards, and to subject those awards to vesting to promote a long-term perspective. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2019 Equity Incentive Plan. The purpose of the 2019 Equity Incentive Plan is to provide incentives that will attract, retain and motivate high-performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards through a proprietary interest in our long-term success.

For 2021, the allocation of the annual equity award for our executive officers is 50% in performance stock units, 25% in stock options and 25% in restricted stock units. This mix provides an incentive to achieve favorable long-term results at a reasonable cost to the Company. Stock options and restricted stock units vest over a four-year

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period with 25% vesting on each anniversary of the date of grant, subject to the named executive officer’s continued employment through the applicable vesting date.

The performance stock units are based on a performance period covering three fiscal years. Performance stock units are subject to the attainment of performance goals approved by the Compensation and Human Resources Committee. Vesting (or payout of shares) is based on cumulative performance at the end of a three-year performance cycle. One-half of the performance stock units will be measured against Avantor’s TSR relative to its comparator group, which is comprised of a combination of the Dow Jones U.S. Select Medical Equipment Index and our compensation peer group. The other half of the performance stock units will be measured on three-year cumulative adjusted EPS growth.

An executive officer has the opportunity to earn a payout of between 0% and 200% of his or her target award. If threshold performance for a particular metric is not attained, the executive officer forfeits the right to receive any payout based on that metric. Threshold performance for the adjusted EPS metric will result in a share payout equal to 25% of the target award and threshold performance for the TSR metric will result in a share payout equal to 50% of the target award. Target performance for each metric will result in a share payout equal to 100% of the target award. Attaining the maximum goal for each metric will result in a share payout equal to 200% of the target award.

The Compensation and Human Resources Committee believes that the TSR relative to Avantor’s comparator group and cumulative adjusted EPS goals for the performance stock units covering the three-year performance period (beginning on January 1, 2021 and ending December 31, 2023) are challenging and difficult to achieve, but attainable with significant skill and effort on the part of our executive leadership team. The cumulative adjusted EPS component of the performance stock unit awards is confidential and consistent with our long-range plan. The TSR component has a threshold payout at 50% if we are at or above the 25th percentile of the comparator group, a target payout of 100% if we are at or above the 50th percentile of the comparator group and a maximum payout of 200% at or above the 90th percentile of the comparator group.

In 2021, we awarded our named executive officers 269,537 target performance stock units, options to purchase 320,550 shares of our common stock and 134,768 restricted stock units. These awards represented approximately 39.6% of the total equity incentives granted to management and other employees in 2021. We believe that it was appropriate to award this percentage to our named executive officers because they are in the best position to drive our future results and implement our long-term business strategy.

Additional details regarding the equity awards described above, including grant dates and exercise prices, are provided under “Executive compensation tables — Outstanding equity awards at December 31, 2021.”

Other Components of 2021 Executive Compensation Program

Retirement and Other Benefits

U.S. Pension plan. We sponsor a defined benefit pension plan that was frozen on May 31, 2005 (the “U.S. Pension Plan”). In 2016, we made a decision to re-open the U.S. Pension Plan solely for purposes of providing a cash balance benefit to U.S. employees (except employees covered by collective bargaining agreements). For 2021, an amount equal to 2% of each eligible employee’s compensation was allocated by the Company to the U.S. Pension Plan on a quarterly basis. All contributions to the U.S. Pension Plan are fully-vested upon contribution. Messrs. Stubblefield, Szlosek and Brophy are eligible to participate in and receive benefits under the U.S. Pension Plan, which was subsequently closed to new entrants on January 1, 2019. Additional details regarding this pension plan are provided under “Executive Compensation Tables-Pension Benefits.”

Swiss Savings Plan. Our Swiss subsidiary, VWR International GmbH, sponsors the Swiss savings plan, which is a cash balance benefit plan the (“Swiss Savings Plan”). Each year, contributions to the plan are made by each of the individual participants in the plan and the employer, with the employer portion of the contribution being at least equal to the total contributions made by the participant, up to a maximum contribution of 13% of the participant’s base salary, based on a statutory age-based schedule. Amounts in the plan bear interest depending on the annual performance of the Swiss savings plan, including certain minimum amounts as set by Swiss law. Retirement benefits may be paid in the form of a lump-sum payment or a retirement pension when the employee reaches the normal retirement age under the plan of 65, based on a statutory conversion factor. Mr. Vanderhaegen was eligible to participate in the Swiss Savings Plan in 2021.

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Savings plan. We sponsor the Avantor, Inc. Retirement Savings 401(k) Plan (the “Savings Plan”), which is a tax-qualified retirement savings plan available to all U.S.-based employees, including our U.S.-based named executive officers. Our employees are able to contribute, on a before-tax basis, up to 99% of their earnings to the Savings Plan, up to the limit prescribed by the Internal Revenue Service. We match 100% of the first 4% of contributions to the Savings Plan, subject to earnings limitations under applicable federal income tax rules. Company contributions to the Savings Plan are fully-vested upon contribution. Messrs. Stubblefield, Szlosek and Brophy and Ms. Lewis are eligible to participate in the Savings Plan. Our contributions to named executive officers’ respective Savings Plan accounts is reflected in the column “All Other Compensation” of the Summary Compensation Table.

Supplemental savings retirement plan. Mr. Stubblefield was eligible to participate in the Avantor Supplemental Savings Retirement Plan (the “SSRP”). The SSRP is a nonqualified deferred compensation plan that became effective on November 14, 2013 and was closed to additional contributions in September 2014. Under the SSRP, eligible participants were entitled to defer up to 50% of their base salaries and up to 100% of their annual cash bonus awards. In addition, the SSRP allowed us to credit certain matching amounts to the notional account of each eligible participant for each year. These matching amounts were provided to restore matching amounts to which the participant would otherwise be entitled under the applicable Savings Plan, but which are limited due to earnings limitations under federal income tax rules. Additional details regarding this plan are provided under “Executive Compensation Tables-Supplemental Savings Retirement Plan.”

Perquisites and Other Personal Benefits

Our Compensation and Human Resources Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers. The perquisites and other benefits provided to our named executive officers in 2021 included a company car and internet and children allowances for Mr. Vanderhaegen equal to $16,279 (pursuant to the terms of Mr. Vanderhaegen’ s employment agreement).

Our named executive officers are offered health coverage and disability insurance under the same programs as all other associates.

Severance Arrangements

Our employment arrangements with each of our named executive officers provide for payments and other benefits in connection with certain qualifying terminations of employment. Our Compensation and Human Resources Committee believes that these severance benefits: (1) help secure the continued employment and dedication of our named executive officers; (2) enhance our value to a potential acquirer because our named executive officers have noncompetition, nonsolicitation and confidentiality provisions that apply after any termination of employment, including after a change in control; and (3) are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior management.

Additional information regarding the severance arrangements with each of our named executive officers, including a quantification of benefits that would have been received by each named executive officer who are currently employed by the Company had his or her employment terminated on December 31, 2021, is provided under “Termination and Change in Control Arrangements.”

Stock Ownership Guidelines

We maintain stock ownership guidelines that are intended to align the economic interests of our executive officers with those of our stockholders. For purposes of the guidelines, the value of an executive’s stock ownership includes all shares of the Company’s common stock owned by the executive outright; shares owned jointly with or separately by the individual’s spouse and/or children; shares held in trusts, brokerage accounts, deferred accounts, employee benefit or savings plans or any other personal account for which beneficial ownership would be attributed; unvested restricted stock and restricted stock units. In 2021, we amended our guidelines to remove the

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value of vested and unexercised stock options from holdings that count towards the minimum stock ownership requirement. These guidelines were originally established in November 2019 and set the following target levels:

Title	Stock Ownership Multiple

Chief Executive Officer	6 times base salary

Chief Financial Officer and Segment Leaders	3 times base salary

Other Executive Officers	2 times base salary

Each of our executive officers must attain the minimum stock ownership level within 5 years from the later of the adoption of the guidelines and the commencement date of employment and, until the minimum stock ownership is met, an executive officer is generally prohibited from selling shares of Company stock if they would not meet the applicable stock ownership guideline after the sale, with the exception of sales to pay the exercise price of stock options, or to cover taxes at the time of vesting. As of December 31, 2021, each of Messrs. Stubblefield, Szlosek, Vanderhaegen and Brophy have met their ownership requirements.

Clawback Policy

The Compensation and Human Resources Committee has approved robust incentive compensation recoupment, or “clawback” policy that apply to all cash and equity awards made to any Avantor associates, including our executive officers and CEO. This policy provides for forfeiture or recoupment of certain cash and equity incentive compensation in the event of a restatement of our financial statements or other detrimental conduct. Specifically, forfeiture or recoupment is authorized if:

•

A covered participant engages in misconduct that results in a restatement of our financial statements, due to a material error, during the covered participant’s employment or within three years thereafter; or

•

A covered participant engages in any other detrimental activity, including (i) unauthorized disclosure of any confidential or proprietary information; (ii) any activity that would be grounds to terminate the participant’s employment or service for cause; (iii) a breach by the participant of any restrictive covenant by which such participant is bound, including, without limitation, any covenant not to compete or not to solicit, or (iv) fraud or conduct contributing to any financial irregularities, as determined by the Committee in its sole discretion.

This policy gives the Compensation and Human Resources Committee discretion to determine the method of recovering compensation and the amount to be recovered.

Hedging, Short Sales and Pledging Policies

Our Insider Trading Policy, which applies to all directors, officers and employees, prohibits pledging any Avantor shares and includes our policies on hedging, short sales and pledging of our securities. The policy prohibits hedging or monetization transactions involving Company securities, such as prepaid variable forwards and collars. It also prohibits short sales of our securities. In addition, it prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan.

2019 Employee Stock Purchase Plan

In connection with the initial public offering, we adopted the Avantor, Inc. 2019 Employee Stock Purchase Plan (the “Avantor ESPP”). Offering periods under the Avantor ESPP commenced in January 2020. The Avantor ESPP is designed to encourage employees to become stockholders and to increase their ownership of our common stock. We amended the ESPP as of November 1, 2019 to provide that the maximum number of shares of common stock which may be issued pursuant to the Avantor ESPP may not exceed 2,000,000 shares. Shares of our common stock issued under the Avantor ESPP will be issued at a discount to market of 15% and with an offering period equal to six months; provided, that pursuant to the November 1, 2019 amendment, the maximum number of shares that may be purchased in any offering period may not exceed 100,000 individually, or in total. The Avantor ESPP is also intended to comply with the requirements of Section 423 of the Code and to assure the participants of the tax advantages provided thereby.

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COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

Our Compensation and Human Resources Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and discussion, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and by reference in Avantor’s Annual Report on Form 10-K for the year ended December 31, 2021.

Respectfully submitted by the Compensation and Human Resources Committee of the Board of Directors.

Matthew Holt, Chair

Christi Shaw

Gregory Summe

Michael Severino

The foregoing Report of the Compensation and Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the report by reference therein.

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Executive Compensation Tables

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the years indicated.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6,7]	Total ($)

Michael Stubblefield	2021	1,085,000	—	6,633,149	2,000,000	3,523,212	5,342	14,210	13,260,913
Director, President and	2020	1,085,000	—	4,813,959	2,499,998	2,372,081	6,272	479,752	11,257,062
Chief Executive Officer	2019	984,308	130,000	14,000,000	—	1,282,296	5,135	593,526	16,995,265

Thomas Szlosek	2021	600,000	—	1,492,479	449,998	1,771,200	5,592	16,674	4,335,943
Executive Vice President	2020	600,000	—	2,405,359	1,849,997	1,371,275	5,747	11,400	6,243,778
and Chief Financial Officer	2019	600,000	—	2,599,996	—	765,000	869	11,200	3,977,065

Frederic Vanderhaegen	2021	579,674	—	1,492,479	449,998	962,718	—	80,238	3,565,108
Executive Vice President	2020	495,457	—	1,962,814	1,500,000	615,451	—	64,289	4,638,011
Americas & Europe

Gerard Brophy	2021	513,462	—	1,492,479	449,998	862,406	5,557	15,018	3,338,920
Executive Vice President	2020	474,693	—	1,834,438	1,433,330	519,234	5,901	11,400	4,278,996
Biopharma Production

Sheri Lewis	2021	469,519	250,000	1,243,687	375,000	560,880	—	14,887	2,913,973
Executive Vice President,
Global Operations & Supply Chain

(1)

Amounts reflect the named executive officer’s base salary earned for 2021, 2020 and 2019, as applicable. For Mr. Vanderhaegen, who is based in Switzerland, the amount reflects his salary earned in 2021, and has been converted from Swiss Francs to U.S. dollars using the average of the monthly average exchange rates for 2021 (1.09443).

(2)

Amounts reflect the additional annual bonus paid to Mr. Stubblefield pursuant to the terms of his prior employment agreement (as described below) and the sign-on bonus payment under Ms. Lewis’s EVP employment agreement. See “Narrative disclosure to summary compensation table and grants of plan-based awards — Employment arrangements” and “Elements of compensation — What we pay and why — Guaranteed, sign-on and discretionary bonuses.”

(3)

The amounts reflected in these columns represent the aggregate grant date fair value of awards granted to the named executive officer by us in the applicable year computed in accordance with Topic 718, disregarding the effect of estimated forfeitures. The assumptions made in the valuation of our equity awards are found in Note 18 to our audited financial statements included in our annual report on Form 10-K for fiscal 2021. For awards that are subject to performance conditions and are included in the table above as stock awards, we report the grant date fair value based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under Topic 718, disregarding the effect of estimated forfeitures. The grant date fair value of the PSUs, assuming the maximum level of achievement are: Mr. Stubblefield—$8,000,010, Mr. Szlosek—$1,800,027, Mr. Vanderhaegen—$1,800,027, Mr. Brophy—$1,800,027, and Ms. Lewis—$1,499,966. The amounts reflected in this column do not represent the actual amounts paid to or realized by the NEOs for these awards.

(4)

Amounts reflect performance-based cash incentive awards under the ICP or predecessor plans for each of 2021, 2020 and 2019, as applicable. For more information on the terms of the cash incentive plan, see “Elements of Compensation — What We Pay and Why — Performance-Based Cash Incentive Compensation.” The ICP award for Mr. Vanderhaegen has been converted from Swiss Francs to U.S. dollars based on the exchange rate as of the close of business on December 31, 2021 (1.09670).

(5)

For Messrs. Stubblefield, Szlosek and Brophy, the amount reflects the year-over-year change in actuarial present value of the accumulated benefit under the U.S. Pension Plan during the year indicated. For Mr. Vanderhaegen, the amount reflects the year-over-year change in actuarial present value of the accumulated benefit under the Swiss Pension Plan during the year indicated (the amounts have been converted from Swiss Francs to U.S. dollars based on the exchange rate as of the close of business on December 31 of each year). See “Elements of compensation — What we pay and why — Other components — retirement and other benefits” for more information.

50 2022 Proxy Statement

(6)	All other compensation for 2021 includes:

	Company savings plan match (a)($)	Company contribution to pension (b)($)	Miscellaneous (c)($)	Total ($)

Michael Stubblefield	11,600	—	2,610	14,210

Thomas Szlosek	11,600	—	5,074	16,674

Frederic Vanderhaegen	—	63,959	16,279	80,238

Gerard Brophy	11,600	—	3,418	15,018

Sheri Lewis	11,600	—	3,287	14,887

(a)	Amounts represent our contributions to the Savings Plan on behalf of such executive.

(b)

Amounts represent our contribution to the Swiss Pension Plan on behalf of Mr. Vanderhaegen and have been converted from Swiss Francs to U.S. dollars using the average of the monthly average exchange rates for 2021 (1.09443)

(c)

For Messrs. Stubblefield, Szlosek and Brophy and Ms. Lewis, amounts represent imputed income based on the Company’s expense for providing health benefits in 2021. For Mr. Vanderhaegen, amounts represent miscellaneous personal benefits, none of which individually exceeds $25,000 in value, including, access to a company car and children and internet allowances and have been converted from Swiss Francs to U.S. dollars using the average of the monthly average exchange rates for 2021 (1.09443).

(7)

Amounts shown in this column also include the aggregate amount of cash payments paid or credited to Mr. Stubblefield in 2020 and 2019 to prevent the dilution of his outstanding equity awards under the Avantor Funding, Inc. Equity Incentive Plan (the “Legacy Avantor Equity Plan”) in connection with our June 2016 refinancing, our September 2016 refinancing and the related June CPEC repurchase and October 2016 dividend to our stockholders. Such payments were not factored into the grant date fair value of the awards. The following table indicates such cash payments paid in the fiscal year indicated:

	Fiscal 2019 payments	Fiscal 2020 payments	Fiscal 2021 payments

Michael Stubblefield	$574,249	$468,352	—

2022 Proxy Statement 51

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards issued to our named executive officers in 2021.

Name	Award Type	Grant Date	Estimated future payments under Non-equity incentive plan awards(1)			Estimated future payments under equity incentive plan awards(2)			All other Stock awards: number of shares of Stock or units (#)(3)	All other option awards: number of securities under- lying options (#)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Michael Stubblefield	ICP		1,085,000	1,790,250	3,580,500	—	—	—	—	—	—	—
	PSUs	2/25/2021	—	—	—	54,269	144,718	289,436	—	—	—	$4,633,147
	NQ	2/25/2021	—	—	—	—	—	—	—	234,192	27.64	$2,000,000
	RSUs	2/25/2021	—	—	—	—	—	—	72,359	—	—	$2,000,002

Thomas Szlosek	ICP		—	900,000	2,700,000	—	—	—	—	—	—	—
	PSUs	2/25/2021	—	—	—	12,211	32,562	65,124	—	—	—	$1,042,472
	NQ	2/25/2021	—	—	—	—	—	—	—	52,693	27.64	$449,998
	RSUs	2/25/2021	—	—	—	—	—	—	16,281	—	—	$450,007

Frederic Vanderhaegen(5)	ICP		—	463,739	1,391,217	—	—	—	—	—	—	—
	PSUs	2/25/2021	—	—	—	12,211	32,562	65,124	—	—	—	$1,042,472
	NQ	2/25/2021	—	—	—	—	—	—	—	52,693	27.64	$449,998
	RSUs	2/25/2021	—	—	—	—	—	—	16,281	—	—	$450,007

Gerard Brophy	ICP		—	405,514	1,216,542	—	—	—	—	—	—	—
	PSUs	2/25/2021	—	—	—	12,211	32,562	65,124	—	—	—	$1,042,472
	NQ	2/25/2021	—	—	—	—	—	—	—	52,693	27.64	$449,998
	RSUs	2/25/2021	—	—	—	—	—	—	16,281	—	—	$450,007

Sheri Lewis	ICP		—	356,250	1,068,750	—	—	—	—	—	—	—
	PSUs	2/25/2021	—	—	—	10,175	27,134	54,268	—	—	—	$868,695
	NQ	2/25/2021	—	—	—	—	—	—	—	43,911	27.64	$375,000
	RSUs	2/25/2021	—	—	—	—	—	—	13,567	—	—	$374,992

(1)

These columns reflect the potential payments under the ICP for 2021 performance including maximum achievement of the corporate targets and personal performance objectives, to the extent applicable. Further details regarding the 2021 ICP, including the corporate target and personal performance modifier are provided above under “Performance-based cash incentive compensation.”

(2)	These share amounts represent the possible performance stock unit award payouts at various levels of attainment for the performance period beginning January 1, 2021 and ending December 31, 2023.

(3)	Represents RSUs.

(4)

Amounts reflect the aggregate grant date fair value of non-qualified stock options, restricted stock units and performance stock units granted to our named executive officers in 2021 in accordance with Topic 718. For the assumptions used in determining the grant date fair value under Topic 718, please see footnote 3 to the Summary Compensation Table. These amounts do not correspond to the actual value that will be received by the named executive officer.

(5)

The target and maximum amounts for Mr. Vanderhaegen are calculated based on the conversion of his 2021 base salary to U.S. dollars using the exchange rates described in footnote (1) to the summary compensation table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2021

Employment arrangements

We have entered into written agreements with each of our named executive officers governing the terms of their respective employment with us.

Mr. Stubblefield’s employment agreement

We entered into an amended and restated employment agreement with Mr. Stubblefield, effective as of April 10, 2019 (the “Stubblefield Agreement”), pursuant to which Mr. Stubblefield serves as our Chief Executive Officer. The Stubblefield Agreement continues until terminated by either party providing at least 90 days’ written notice (other than in the event of a termination of Mr. Stubblefield by the Company for “cause” (as defined in the Stubblefield Agreement)).

The Stubblefield Agreement provides for a base salary of $1,085,000 per year, subject to review and adjustment no less frequently than annually by our Board, as well as the opportunity to earn an annual bonus in a threshold amount of 100% of base salary, a target amount equal to 165% of base salary and a maximum amount equal to 330% of base salary in accordance with the terms of his employment agreement and the financial metrics under

52 2022 Proxy Statement

the Company’s annual bonus plan. See “Elements of compensation — What we pay and why — Annual cash incentive compensation.”

In addition, the Stubblefield Agreement provides Mr. Stubblefield with standard benefits normally provided to other senior executives, including payment for or reimbursement of commercially reasonable out-of-pocket business expenses; four weeks of paid vacation; and certain payments and benefits in the event that Mr. Stubblefield’s employment is terminated under specified circumstances, subject to compliance with certain restrictive covenants, as described under “Termination and change in control arrangements.”

Employment agreements with Messrs. Szlosek, Vanderhaegen and Brophy and Ms. Lewis

We entered into employment agreements with Ms. Lewis, effective as of December 31, 2020, with Mr. Brophy, effective July 30, 2018, (which was amended and restated on April 2, 2019), with Mr. Vanderhaegen, effective October 8, 2018 (which was amended on April 10, 2019), and with Mr. Szlosek, effective as of December 3, 2018 (each an “EVP Employment Agreement” and collectively, the “EVP Employment Agreements”) pursuant to which each serves or served, as applicable, in the positions and with a base salary as described above. Mr. Szlosek’s EVP Employment Agreement provides for the opportunity to earn an annual bonus with a target amount equal to 150% of base salary. Messrs. Brophy and Vanderhaegen’s EVP Employment Agreements provide for the opportunity to earn an annual bonus with a target amount equal to 80% of base salary and Ms. Lewis’s EVP Employment Agreement provides for the opportunity to earn an annual bonus with a target amount equal to 75% of base salary. Each EVP Employment Agreement provides the applicable named executive officer with the opportunity to earn an annual bonus in accordance with the terms of the 2021 ICP. See “Elements of compensation — What we pay and why — Annual cash incentive compensation.”

Ms. Lewis’s EVP Employment Agreement provided for a one-time conditional signing bonus of $250,000, which we paid to her on March 5, 2021. Ms. Lewis would have been required to repay the full amount of the signing bonus to us on the last day of her employment if she had terminated her employment with us voluntarily for any reason during the 12 months following her start date.

Pursuant to their respective EVP Employment Agreements, each applicable named executive officer is also provided with all standard benefits that we normally provide to other similarly-situated executives. Each named executive officer is provided with four weeks (or 25 days in the case of Mr. Vanderhaegen) of, paid vacation per year. Each EVP Employment Agreement also provides for certain payments and benefits in the event that the applicable named executive officer’s employment is terminated under specified circumstances. See the additional information provided under “Termination and change in control arrangements.”

2022 Proxy Statement 53

Outstanding Equity Awards at December 31, 2021

The following table provides information as of December 31, 2021, regarding the outstanding equity awards of our named executive officers under the 2019 Equity Incentive Plan, the Vail Holdco Corp Equity Incentive Plan (the “Vail Plan”) and Legacy Avantor Equity Plan. See “Long term incentive program” for more information.

		Option awards				Stock awards

Name	Grant Date	Number of underlying securities unexercised options (#) exercisable (1)(2)	Number of securities underlying unexercised options (#) unexercisable (2)(3)	Option exercise price ($)	Option Date Expiration	Number of shares or units of stock that have not vested (#)(4)	Market value of shares or units of stock that have not vested ($)(5)	Equity incentive plan awards: Number of unearned shares units or other rights that have not vested (#)(6)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)(5)

Michael Stubblefield	9/30/2016	750,000	—	13.11	9/30/2026	—	—	—	—
	12/13/2017	3,380,200	—	23.21	12/13/2027	—	—	—	—
	5/17/2019	—	—	—	—	500,000	21,070,000	—	—
	2/20/2020	114,051	342,153	17.67	2/20/2030	106,112	4,471,560	282,966	11,924,187
	2/25/2021	—	234,192	27.64	2/25/2031	72,359	3,049,208	289,436	12,196,833

Thomas Szlosek	12/3/2018	1,149,268	202,812	23.21	12/3/2028	—	—	—	—
	5/17/2019	—	—	—	—	92,856	3,912,952	—	—
	1/2/2020	74,273	148,543	18.45	1/2/2030	45,167	1,903,337	—	—
	2/20/2020	27,373	82,116	17.67	2/20/2030	25,467	1,073,179	67,912	2,861,812
	2/25/2021	—	52,693	27.64	2/25/2031	16,281	686,081	65,124	2,744,325

Frederic Vanderhaegen	10/8/2018	459,705	81,125	23.21	10/8/2028	—	—	—	—
	5/17/2019	—	—	—	—	78,572	3,311,024	—	—
	1/2/2020	59,418	118,835	18.45	1/2/2030	36,133	1,522,645	—	—
	2/20/2020	22,811	68,430	17.67	2/20/2030	21,222	894,295	56,594	2,384,871
	2/25/2021	—	52,693	27.64	2/25/2031	16,281	686,081	65,124	2,744,325

Gerard Brophy	7/30/2018	—	81,125	23.21	7/30/2028	—	—	—	—
	5/17/2019	—	—	—	—	78,572	3,311,024	—	—
	1/2/2020	—	118,835	18.45	1/2/2030	36,133	1,522,645	—	—
	2/20/2020	—	59,306	17.67	2/20/2030	18,393	775,081	49,048	2,066,883
	2/25/2021	—	52,693	27.64	2/25/2031	16,281	686,081	65,124	2,744,325

Sheri Lewis	12/31/2020	14,775	44,327	28.15	12/31/2030	39,965	1,684,125	—	—
	2/25/2021	—	43,911	27.64	2/25/2031	13,567	571,713	54,268	2,286,854

(1)

The stock options granted in 2014-2016 have a ten-year term, and vest 25% per year commencing on the first anniversary of the grant date, subject to the executive’s continued employment through the applicable vesting date. In the event of the termination of an executive’s employment (other than for “cause” (as defined in the Legacy Avantor Equity Plan)), any then-unvested options will be immediately forfeited for no consideration, and any then-vested options will remain outstanding and exercisable for 180 days following such termination, subject to earlier expiration of the option. In November 2017, in connection with the acquisition of VWR and the subsequent restructuring, the Company exercised its right to repurchase a portion of Mr. Stubblefield’s vested and unvested options and restricted shares, as applicable, in exchange for a combination of cash, our common stock and shares of our junior convertible preferred stock. The table reflects the effects of these repurchases and the repricing of any options in connection therewith.

(2)

The stock options granted in 2017 and 2018 vest as follows: 60% vest annually on the date of grant over four years and the remaining 40% vested upon the occurrence of our initial public offering, in each case subject to the executive’s continued employment. In the event of a change in control prior to an applicable vesting date, any then unvested time-vesting options shall vest, subject to the named executive officer’s continued employment through each such date. In the event of the termination of an executive’s employment (other than for “cause” (as defined in the Vail Plan)), any then-unvested options will be immediately forfeited for no consideration, and any then- vested options will remain outstanding and exercisable for 180 days following such termination, subject to earlier expiration of the option. In the event of such executive’s termination for “cause,” all options, whether exercisable or not, will be immediately forfeited for no consideration.

(3)

The stock options granted in February 2020 vest at a rate of 25% per year on each anniversary of the date of grant and the stock options granted on January 2, 2020, vest at a rate of one-third per year on each anniversary of the date of grant, in each case, subject to the named executive officer’s continued employment through such date.

(4)

Restricted stock units vest at a rate of 25% per year on each anniversary of the date of grant with the exception of the restricted stock units granted on January 2, 2020, which vest at a rate of one-third per year on each anniversary of the date of grant, in each case, subject to the named executive officer’s continued employment through such date.

54 2022 Proxy Statement

(5)	Market value is calculated based on the closing price of Avantor’s Common Stock on December 31, 2021 as reported on the NYSE ($42.14 per share).

(6)	Represents the number of PSUs at maximum level attainment. PSUs vest, if at all, subject to attainment of the applicable performance metrics at the end of the three-year performance period.

Options Exercised and Stock Vested

The following table sets forth the value realized upon exercise of stock options and vesting of restricted stock units during fiscal year 2021 by each of the named executive officers.

	Option awards		Stock awards

Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting	Value realized on vesting ($)(2)

Michael Stubblefield	487,700	14,081,111	285,371	8,739,794

Thomas Szlosek	—	—	77,501	2,313,914

Frederic Vanderhaegen	80,000	1,203,638	64,429	1,925,533

Gerard Brophy	538,892	4,511,415	63,485	1,898,450

Sheri Lewis	—	—	13,321	561,347

(1)

Value realized on exercise is based on the fair market value of Avantor’s Common Stock on the date of exercise minus the exercise price and does not necessarily reflect cash actually received by the named executive officer.

(2)

Value realized on vesting is based on the fair market value of Avantor’s Common Stock on the date of vesting before tax withholding and does not necessarily reflect cash actually received by the named executive officer.

Pension Benefits

United States

The Company sponsors the U.S. Pension Plan, which is a funded and tax-qualified defined benefit retirement plan. The U.S. Pension Plan provides for two types of benefits based on (i) years of service for substantially all full-time U.S. employees of the legacy VWR business who completed one full year of service by May 31, 2005 and (ii) beginning in 2016, an annual company contribution that grows at a defined rate for substantially all full-time U.S. employees of the legacy VWR business (the “Cash Balance Contribution”). The Cash Balance Contribution component of the U.S. Pension Plan excludes employees that are covered by a collective bargaining agreement. The U.S. Pension Plan was frozen on May 31, 2005 but re-opened in 2016 solely for purposes of making Cash Balance Contributions. Participation in Cash Balance Contributions under the U.S. Pension Plan was closed to new entrants as of January 1, 2019.

In 2021, Cash Balance Contributions were made to each eligible U.S. employee in an amount equal to 2% such eligible employee’s compensation and allocated to the U.S. Pension Plan on a quarterly basis. This cash balance benefit replaces performance-based contributions made by the Company under the Savings Plan. All Cash Balance Contributions are fully-vested upon contribution. The defined rate of growth for Cash Balance Contributions will be equal to the average yield on the 2-year treasury constant maturity rate for the second month preceding the first day of the plan year.

2022 Proxy Statement 55

The amount reported in the table below represents the present value of the accumulated pension benefit at December 31, 2021 for each of Messrs. Stubblefield, Szlosek and Brophy under the U.S Pension Plan based upon the assumptions described in the footnotes below. No payments were made in 2021 from the plans to any of our named executive officers.

Name	Plan name	Number of years credited service	Present value of accumulated pension benefit ($)

Michael Stubblefield(1)	U.S. Pension Plan	4	16,749

Thomas Szlosek(1)	U.S. Pension Plan	3	12,208

Gerard Brophy(1)	U.S. Pension Plan	3	14,035

(1)

The accumulated pension benefit for Messrs. Stubblefield, Szlosek and Brophy is based on eligible 2021 compensation. The present value has been calculated assuming Messrs. Stubblefield, Szlosek and Brophy will remain in service until age 65 at an interest rate of 2.68% and converted to a normal retirement annuity thereafter. The discount rate assumption is 2.83%. None of our named executive officers are retirement eligible under the U.S. Pension Plan.

Supplemental Savings Retirement Plan

Mr. Stubblefield was eligible to participate in the Supplemental Savings Retirement Plan (the “SSRP”). The SSRP was a nonqualified deferred compensation plan that became effective November 14, 2013 and was closed to additional contribution in September 2014. Under the SSRP, eligible participants were entitled to defer up to 50% of their base salaries and up to 100% of their annual bonus awards. Earnings and losses on each notional account are credited based on the performance of the benchmark funds available under the SSRP that the participant selects. Any deferred amounts and earnings and losses thereon will be credited to a notional account for the applicable participant and become a liability for us to such participant.

The table below provides information with respect to Mr. Stubblefield’s SSRP notional accounts.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate (withdrawals) distributions ($)	Aggregate balance at last FYE ($)

Michael Stubblefield	—	—	860	—	2,818

Termination and change in control arrangements

Stubblefield Agreement

Involuntary termination without cause (other than due to death or disability) or voluntary termination for good reason. In the event Mr. Stubblefield’s employment is terminated by us without “cause” or he resigns for “good reason” (as such terms are defined in the Stubblefield Agreement), in each case, subject to continued compliance with the restrictive covenants described below and the execution and non-revocation of a release of claims against us, we will provide him with:

•

an amount equal to two times his then-current base salary (or three times if such termination occurs within a two-year period following a “change in control” (as defined in the Company’s 2019 Equity Incentive Plan), paid in equal installments in accordance with our standard payroll policies, for a period of 24 months (or 36 months if such termination occurs within a two-year period following a “change in control” (as defined in the 2019 Equity Incentive Plan)), beginning on the first payroll date following the 45th day after the termination date;

•

an amount equal to his then-current target bonus opportunity (or three times if such termination occurs within a two-year period following a “change in control” (as defined in the 2019 Equity Incentive Plan)), paid in equal installments in accordance with our standard payroll policies, for a period of 12 months (or 36 months if such termination occurs within a two year period following a “change in control” (as defined in the 2019 Equity Incentive Plan)), beginning on the first payroll date following the 45th day after the termination date;

•

continued medical insurance benefits that Mr. Stubblefield would otherwise be eligible to receive as an active employee for 24 months (or 36 months if such termination occurs within a two year period following a “change in control”) following the termination date, or, if earlier, until the date upon which Mr. Stubblefield becomes eligible to receive medical benefits from a subsequent employer.

56 2022 Proxy Statement

Restrictive covenants. As a result of the restrictive covenants contained in the Stubblefield Agreement, Mr. Stubblefield agreed not to disclose our confidential information at any time, and for the period during which he is employed by us and for the one-year period thereafter, he has also agreed not to solicit our employees or customers, compete with us, or interfere with our business. In addition, Mr. Stubblefield has agreed not to disparage us at any time, and we have agreed to instruct our officers and directors not to publicly disparage Mr. Stubblefield.

Section 280G “Golden Parachute” Treatment. The Stubblefield Agreement provides that if any payments or benefits to which he becomes entitled would be considered “excess parachute payments” under Section 280G of the Code, then the amount of such payments will be reduced to avoid such characterization and the resulting excise taxes if such reduction in payments will put Mr. Stubblefield in a better net after tax position.

EVP employment agreements with Messrs. Szlosek, Vanderhaegen and Brophy and Ms. Lewis

Involuntary Termination without “Cause” Not Following a Change in Control. In the event that any of Messrs. Szlosek, Vanderhaegen and Brophy or Ms. Lewis is terminated by us without “cause,” other than within a two-year period following a “change in control” (as such terms are defined in their EVP Employment Agreements), subject to continued compliance with the restrictive covenants described below and the execution and non-revocation of a release of claims against us, we will provide him with:

•

an amount equal to one times (one and a half times in the case of Mr. Szlosek) his then-current base salary, paid in equal installments in accordance with our standard payroll policies, for a period of 12 months;

•

an amount equal to one times (one and a half times in the case of Mr. Szlosek) his then-current target bonus opportunity, prorated for the year of such termination, paid in equal installments in accordance with our standard payroll policies, for a period of 12 months;

•

continued medical insurance benefits that the applicable named executive officer (other than Mr. Vanderhaegen) would otherwise be eligible to receive as an active employee for 12 months following the termination date, or, if earlier, until the date upon which the applicable named executive officer becomes eligible to receive medical benefits from a subsequent employer.

Involuntary termination without cause or voluntary termination for good reason following a change in control. In the event that any of Messrs. Szlosek, Vanderhaegen or Brophy or Ms. Lewis are terminated by us without “cause” or resigns for “good reason,” in each case within a two-year period following a “change in control” (as such terms are defined in their EVP Employment Agreements) and subject to continued compliance with the restrictive covenants described below and the execution and non-revocation of a release of claims against us, we will provide him with:

•

an amount equal to one and a half times (two times in the case of Mr. Szlosek) his then-current base salary, paid in equal installments in accordance with our standard payroll policies, for a period of 12 months;

•

an amount equal to one and a half times (two times in the case of Mr. Szlosek) his then-current target bonus opportunity, paid in equal installments in accordance with our standard payroll policies, for a period of 12 months;

•

continued medical insurance benefits that the applicable named executive officer (other than Mr. Vanderhaegen) would otherwise be eligible to receive as an active employee for 12 months (18 months in the case of Mr. Brophy and Ms. Lewis) following the termination date, or, if earlier, until the date upon which the applicable named executive officer becomes eligible to receive medical benefits from a subsequent employer.

Restrictive covenants. As a result of the restrictive covenants contained in their EVP Employment Agreements, each of Messrs. Szlosek, Vanderhaegen or Brophy or Ms. Lewis, agreed not to disclose our confidential information at any time. Each has also agreed for the period they are employed by us and for the one-year (two years with respect to the solicitation of our employees or customers) period thereafter, not to, compete with us or solicit our employees or customers. Messrs. Szlosek, Vanderhaegen or Brophy or Ms. Lewis have also agreed not to disparage us at any time.

2022 Proxy Statement 57

Potential Payments upon Termination of Change in Control

The following table describes the potential payments and benefits that would have been payable to our named executive officers assuming an eligible termination (as described above under “Termination and Change in control Arrangements”) of their employment on the last business day of 2021 and a change in control also occurring on such date.

The amounts shown in the table below do not include:

•

payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers; or

•	distributions of previously vested plan balances under the Savings Plan and the SSRP (see the “Supplemental Savings Retirement Plan” section above for information about the SSRP).

			Change of control(3)

Name	Involuntary termination without cause ($)(1)	Termination due to death or disability ($)(2)	Without termination	With involuntary termination without cause or resignation for good reason($)

Michael Stubblefield

Cash severance	2,170,000	—	—	3,255,000

Annual cash incentive	1,790,250	—	—	5,370,750

Equity awards (continued or accelerated vesting)(5)	—	—	$52,419,588	$52,419,588

Estimated health & welfare benefits	33,415	—	—	50,123

Total	3,993,665	—	52,419,588	61,095,461

Thomas Szlosek

Cash severance	900,000	—	—	1,200,000

Annual cash incentive	1,350,000	—	—	1,800,000

Equity awards (continued or accelerated vesting)(5)	—	—	$20,511,156	$20,511,156

Estimated health & welfare benefits	16,711	—	—	25,066

Total	2,266,711	—	20,511,156	23,536,222

Frederic Vanderhaegen

Cash severance(4)	591,432	—	—	887,148

Annual cash incentive(4)	473,146	—	—	709,719

Equity awards (continued or accelerated vesting)(5)	—	—	$15,768,438	$15,768,438

Estimated health & welfare benefits	—	—	—	—

Total	1,064,578	—	15,768,438	17,365,305

Gerard Brophy

Cash severance(4)	525,000	—	—	787,500

Annual cash incentive(4)	420,000	—	—	630,000

Equity awards (continued or accelerated vesting)(5)	—	—	$15,266,923	$15,266,923

Estimated health & welfare benefits	15,011	—	—	22,516

Total	960,011	—	15,266,923	16,706,939

Sheri Lewis

Cash severance(4)	475,000	—	—	712,500

Annual cash incentive(4)	356,250	—	—	534,375

Equity awards (continued or accelerated vesting)(5)	—	—	$4,656,109	$ 4,656,109

Estimated health & welfare benefits	5,230	—	—	7,845

Total	836,480	—	4,656,109	5,910,829

58 2022 Proxy Statement

(1)

Upon termination without “cause” (as such term is defined in the Stubblefield Agreement or the Employment Letter Agreements, as applicable), (i) Mr. Stubblefield is generally entitled to (a) two times the sum of his then current base salary payable in equal installments over the 24-month period following termination, (b) one times his target bonus for the year in which the termination occurs payable in equal installments over the 12-month period following termination and (c) continued health benefits for up to 24 months following termination, (ii) Mr. Szlosek is generally entitled to (a) one and a half times the sum of (x) his then current base salary plus (y) his target bonus for the year (prorated for the year of termination) in which termination occurs, payable in) equal installments over the 12-month period following termination and (b) continued health benefits for up to 12 months following termination and (iii) Messrs. Vanderhaegen and Brophy and Ms. Lewis are generally entitled to one times the sum of (x) his then current base salary plus (y) his target bonus for the year (prorated for the year of termination in which termination occurs, payable in equal installments over the 12-month period following termination, and Mr. Brophy and Ms. Lewis are entitled to continued health benefits for up to 12 months following termination. Mr. Stubblefield is entitled to the same payments and benefits upon a termination by him for “good reason” (as such term is defined in the Stubblefield Agreement).

(2)

Upon termination by reason of death, the named executive officer’s beneficiary or estate, as applicable, will be entitled to receive compensation and benefits accrued prior to the death. Upon termination by reason of disability, the named executive officer will be entitled to receive compensation and benefits accrued prior to the disability.

(3)

Upon an involuntary termination within two years of a change in control or a resignation for “good reason” (such good reason termination within two years of a change in control) (as each such term is defined in the Stubblefield Agreement or the EVP Employment Agreements, as applicable), (i) Mr. Stubblefield, is generally entitled to (a) three times the sum of his then current base salary plus target bonus for the year in which the termination or resignation occurs payable in equal installments over the 36-month period following termination and (b) continued health benefits for up to 36 months following termination; and (ii) Messrs. Szlosek, Vanderhaegen and Brophy and Ms. Lewis are generally entitled to two times (one and a half times in the case of Messrs. Vanderhaegen and Brophy and Ms. Lewis) the sum of (x) the executive’s then current base salary plus (y) his target bonus for the year in which termination or resignation occurs, payable in equal installments over the 12-month period following termination, and Messrs. Szlosek and Brophy and Ms. Lewis are entitled to continued health benefits for up to 12 months (18 months in the case of Mr. Brophy and Ms. Lewis) following termination. The Stubblefield Agreement provides that if any payments or benefits to which he becomes entitled would be considered “excess parachute payments” under Section 280G of the Code, then the amount of such payments will be reduced to avoid such characterization and the resulting excise taxes if such reduction in payments will put Mr. Stubblefield in a better net after tax position. The amount above reflects no reduction of payments.

(4)

The cash severance and annual cash incentive amounts for Mr. Vanderhaegen have been converted from Swiss francs to U.S. dollars based on the exchange rate as of the close of business on December 31, 2021 (1.09670).

(5)

Represents the value of all unvested stock options and restricted stock units issued by the Company that would vest upon a change in control and assumes a change in control price of $42.14, which was the closing price of Avantor’s common stock as reported on the NYSE on December 31, 2021.

2022 Proxy Statement 59

Equity Compensation Plans

The following table provides information as of December 31, 2021 regarding the number of shares of our common stock that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights (Millions)(#)(a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column(a)) (Millions)(#)(c)

Equity Compensation Plans Approved by Security Holders	19.6	(1)	16.30	12.5	(2)

Equity Compensation Plans Not Approved by Security Holders	—		—	—

Total	19.6		16.30	12.5

(1)

The number of securities to be issued upon exercise of outstanding options, warrants and rights includes 7.8 million options issuable pursuant to outstanding equity awards under the Avantor, Inc. 2019 Equity Incentive Plan. The weighted-average exercise price of such options is $18.93. It also includes 7.1 million shares issuable pursuant to outstanding equity awards under the Vail Holdco Equity Incentive Plan. The weighted-average exercise price of such options is $23.21. It also includes 1.5 million shares issuable pursuant to outstanding equity awards under the Avantor Funding, Inc. 2016 Equity Incentive Plan. The weighted-average exercise price of such options is $8.17. Reflects the weighted average exercise price of stock options only. As restricted stock unit awards have no exercise price, they are excluded from the weighted average exercise price calculation set forth in column (b).

(2)

The number of securities remaining available for issuance includes 10.9 million shares that can be issued pursuant to future awards under the 2019 Equity Incentive Plan as well as 1.6 million shares that can be issued pursuant to the Avantor, Inc. 2019 Employee Stock Purchase Plan.

60 2022 Proxy Statement

Pay Ratio Disclosure

PAY RATIO DISCLOSURE

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (other than the CEO). The intended purpose of the disclosure is to provide a reasonable measure of the relationship of pay between the CEO and the median paid employee. The Company believes its compensation philosophy and process represent a responsible approach toward CEO pay. For more information regarding our compensation philosophy, see page 37. Our philosophy is to pay our employees competitively to market and provide fair compensation regardless of the locale. We follow that approach worldwide, and by doing so, we believe we maintain a high-quality, stable workforce.

The required disclosure is presented as follows:

Median Employee Total Annual Compensation:	$40,456

CEO Total Annual Compensation:	$13,260,913

Ratio of CEO Pay to Median Employee Compensation:	328:1

The Company selected December 31, 2021 as the determination date for identifying the median employee for purposes of this pay ratio disclosure.

•

In determining the median employee, the Company prepared a listing of all employees as of December 31, 2021. This includes U.S. and non-U.S. employees who were full-time, part-time, or temporary employees and those on an approved leave of absence.

•	The data examined were base salary and bonus or foreign equivalent compensation paid from January 1, 2021 through December 31, 2021.

•

The median was calculated directly from the arrayed data using base salary for 2021 and fiscal year 2020 bonuses/commissions for all employees employed on December 31, 2021 as the chosen consistently applied compensation measure (“CACM”).

•

After identifying our median compensated employee, we then calculated the annual total compensation using the same methodology used for our CEO as set forth in the Summary Compensation Table of this proxy statement.

As of December 31, 2021, the Company employed approximately 13,500 employees located in over 30 different countries in a variety of roles. Approximately 5,850 of our associates were employed in the United States, and the remainder were employed outside of the United States. In 2021, we excluded two associates who were employed in Brazil and Turkey, respectively.

We believe our pay ratio presented above is a reasonable estimate. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, and other assumptions in calculating their own pay ratios.

2022 Proxy Statement 61

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Corporate Secretary: Avantor Inc., Corporate Secretary’s Office, Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

62 2022 Proxy Statement

Questions and Answers About the Meeting and Voting

1.	How do I attend the 2022 Annual Meeting?

This year’s Annual Meeting will again be a virtual meeting, conducted via live audio webcast on the Internet. Stockholders of record as of March 18, 2022, will be able to attend and participate in the Annual Meeting online vote and submit questions during the Annual Meeting by accessing www.virtualshareholdermeeting.com/AVTR2022. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. If you are a beneficial owner, you are also invited to attend and participate in the Annual Meeting online.

Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 11:00 a.m., Eastern Daylight Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Log in Instructions. To attend the online Annual Meeting, log in at www.virtualshareholdermeeting.com/AVTR2022. Stockholders of record will need to enter the control number appearing on their Notice of Internet Availability of Proxy Materials or proxy card. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number. If you do not have a control number, you may still attend the meeting as a guest in listen-only mode.

Submitting Questions at the virtual Annual Meeting. As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct that are pertinent to the Company and meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

Technical Assistance. Beginning 30 minutes prior to the start of and during the virtual Annual Meeting, we will have support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log in page.

2.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including this proxy statement and our Annual Report, by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, commencing on or about April 1, 2022, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to most of our stockholders which will instruct you how to access and review the proxy materials on the Internet. The Notice also instructs you to submit your proxy via the Internet. If you would like to received a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

2022 Proxy Statement 63

3.	Who is entitled to vote and how many votes do I have?

If you were a stockholder of record of Avantor common stock, par value $0.01 per share (the “common stock”), at the close of business on March 18, 2022, you are eligible to vote at the Annual Meeting. For each matter presented for vote, you have one vote for each share you own.

A list of stockholders as of the record date entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/AVTR2022 when you enter your control number.

4.	What is the difference between holding shares as a stockholder of record/registered stockholder and as a beneficial owner of shares?

Stockholder of Record or Registered Stockholder. If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “stockholder of record” or a “registered Stockholder” of those shares.

Beneficial Owner of Shares. If your shares are held in an account at a bank, brokerage firm or other similar organization, including shares purchased through our employee stock purchase plan, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

5.	How do I vote if I am a stockholder of record?

By Telephone or Internet. All stockholders of record can vote by touchtone telephone within the United States, U.S. territories and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

By Written Proxy. All stockholders of record can also vote by written proxy card. If you sign and return your proxy card but do not mark any selections giving specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors.

Online During the Meeting. All stockholders of record may vote during the virtual Annual Meeting by visiting the Annual Meeting website at www.virtualshareholdermeeting.com/AVTR2022 and entering their control number listed on their proxy card. See “How do I attend the 2022 Annual Meeting?” above.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

6.	How do I vote if I am a beneficial owner of shares?

Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the Annual Meeting (except on the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2022), unless you provide specific instructions by completing and returning the voting instruction form from your broker, bank or other financial institution or following the instructions provided to you for voting your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting. In order to be able to vote your shares at the meeting, you must obtain a legal proxy from that entity and register in advance of the Annual Meeting. See “How do I attend the 2022 Annual Meeting?” above.

64 2022 Proxy Statement

7.	Who can attend the Annual Meeting?

Stockholders of record as of March 18, 2022, will be able to attend and participate in the Annual Meeting online, vote and submit questions during the Annual Meeting by accessing www.virtualshareholdermeeting.com/AVTR2022. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. If you are a beneficial owner, you are also invited to attend and participate in the Annual Meeting online. See “How do I attend the 2022 Annual Meeting?” above. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.

Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

8.	Can I revoke my proxy or change my vote?
You may revoke your proxy at any time before it is actually voted at the Annual Meeting by any of the following:

• Delivering written notice of revocation to our Secretary at Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087 by 11:59 p.m. EDT on May 11, 2022;

• Submitting a later dated proxy by 11:59 p.m. on May 11, 2022; or

• Attending the Annual Meeting online and voting by following the instructions at www.virtualshareholdermeeting.com/AVTR2022.

Your attendance at the Annual Meeting online will not, by itself, constitute revocation of your proxy. You may also be represented by another person present in attendance online at the Annual Meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder in accordance with the beneficial holder’s instructions.

9.	Is my vote confidential?
Yes. Proxy cards, ballots and voting tabulations that identify stockholders are kept confidential, except:

• as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

• in the case of a contested proxy solicitation;

• if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

• to allow the independent inspector of election to certify the results of the vote.

Broadridge Investor Communication Solutions, the independent proxy tabulator used by Avantor, counts the votes and acts as the judge of election for the meeting.

10.	What is a broker non-vote?

A “broker non-vote” occurs when a broker submits a proxy for the meeting with respect to a routine proposal but does not vote on non-routine proposals because the beneficial owner did not provide voting instructions on those matters. Under NYSE rules, the proposal to ratify the appointment of an independent registered public accounting firm (Item 2) is considered a “routine” proposal. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions at least 15 days before the date of the Annual Meeting. In contrast, all of the other proposals set forth in this proxy statement are “non-routine”—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

2022 Proxy Statement 65

11.	What constitutes a “quorum” for the meeting?

A quorum consists of a majority of the voting power of the issued and outstanding shares entitled to vote at the meeting, present in person or represented by proxy. A quorum is necessary to conduct business at the Annual Meeting. You are part of the quorum if you have voted by proxy. Abstentions and shares represented by “broker non-votes” that are present and entitled to vote at the meeting are counted for purposes of determining a quorum. If you vote to abstain on one or more proposals, your shares will be counted as present for purposes of determining the presence of a quorum unless you vote to abstain on all proposals.

12.	What is the voting requirement to approve each of the proposals, and how are votes counted?

At the close of business on March 18, 2022, Avantor had 610,291,912 shares of common stock (excluding treasury shares) outstanding. Each share of common stock outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Treasury shares are not voted.

Item 1: Election of eleven director nominees to serve one-year terms expiring in 2023. A majority of the votes cast with respect to that director’s election is required to elect each nominee named herein, which means that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election. If any incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, our bylaws require that such person offer to tender his or her resignation to the Board and that the Nominating and Governance Committee make a recommendation to the Board on whether to accept or reject such resignation or whether other action should be taken. Abstentions and broker non-votes will have no effect on the outcome of the proposal for the election of eleven director nominees.

Item 2: Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022. The affirmative vote of a majority of the voting power of the common stock present in person or represented by proxy and entitled to vote thereon is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the proposal.

Item 3: Advisory approval of named executive officer compensation. The affirmative vote of a majority of the voting power of the common stock present in person or represented by proxy and entitled to vote thereon is required to approve, on an advisory, non-binding basis, the compensation paid to our named executive officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

13.	Who pays for the solicitation of proxies?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

66 2022 Proxy Statement

14.	May I propose actions for consideration at the 2023 annual meeting of stockholders or nominate individuals to serve as directors?

Stockholder Proposals. To be eligible for inclusion in the proxy statement, for our 2023 Annual Meeting of Stockholders, under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act), a proposal must be received by our Secretary on or before December 2, 2022. The proposal should be mailed by certified mail return receipt requested to our Corporate Secretary’s Office, Avantor, Inc., 100 Matsonford Road, Building One, Suite 200, Radnor, PA 19087. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. To make a director nomination or present other business for consideration at our 2023 Annual Meeting of Stockholders that will not be included in the proxy statement, you must submit a timely notice in accordance with the procedures described in our bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2023 Annual Meeting, such a proposal must be received on or after January 12, 2023, but not later than February 11, 2023. In the event that the date of the Annual Meeting of Stockholders to be held in 2023 is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2023 and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws.

Proxy Access Stockholder Proposals. Pursuant to our proxy access bylaw provision, a stockholder, or a group of up to 20 stockholders, that has continuously owned for three years at least 3% of our outstanding common shares, may nominate and include in the annual meeting proxy materials up to the greater of two directors or 20% of the number of directors serving on the Board, if the stockholder(s) and the nominee(s) meet the requirements specified in our bylaws. Notice of director nominations submitted under the proxy access bylaw provision for the 2023 Annual Meeting of Stockholders must be received by the Corporate Secretary no earlier than November 2, 2022 and no later than December 2, 2022.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 13, 2023.

15.	How may I obtain a copy of Avantor’s Annual Report on Form 10-K?

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, please go to our website (www.avantorsciences.com). Copies of our Annual Report on Form 10-K for the year ended December 31, 2021, including financial statements thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Investor Relations

Avantor, Inc.

Radnor Corporate Center, Building One, Suite 200

100 Matsonford Road

Radnor, PA 19087

2022 Proxy Statement 67

Other Business

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgement. Discretionary authority for them to do so is contained in the proxy.

April 1, 2022

Justin M. Miller

Executive Vice President, General Counsel and Secretary

68 2022 Proxy Statement

Appendix A

AVANTOR, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASUREMENTS

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that we believe are useful to investors, creditors and others in assessing our performance. These measures should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Rather, these measures should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in reports filed with the SEC in their entirety and not rely solely on any one, single financial measurement or communication.

We have provided reconciliations of the following non-GAAP measures referred to in this proxy statement:

•

Organic sales eliminates from our reported net sales growth the impacts of earnings from any acquired or disposed businesses and changes in foreign currency exchange rates. We believe that this measurement is useful as a way to measure and evaluate our underlying commercial operating performance consistently across our segments and the periods presented.

•

Adjusted EBITDA measures and evaluates our operating performance exclusive of interest expense, income tax expense, depreciation, amortization and certain other adjustments. We believe that this measurement is useful as a way to analyze the underlying trends in our core business consistently across the periods presented

•

Adjusted EPS is is our adjusted net income divided by the normalized shares outstanding. The normalized shares outstanding reflects for all periods (i) the total number of shares of common stock outstanding following our initial public offering, plus (ii) the dilutive effect of the assumed exercise or conversion of instruments (including our 6.250% Series A mandatory convertible preferred stock assuming the lowest rate of conversion into common stock). The adjusted share count also excludes the shares issued in our secondary equity offering on September 15, 2021. We believe that this measurement is an additional way to analyze the underlying trends in our business consistently across the periods presented.

•

Adjusted net leverage is equal to our gross debt, reduced by our cash and cash equivalents, divided by our trailing 12-month Adjusted EBITDA (excluding stock-based compensation expense and including the expected run-rate effect of cost synergies and the incremental results of completed acquisitions as if those acquisitions had occurred on the first day of the trailing 12-month period). We believe that this measurement is a useful way to evaluate and measure the Company’s capital allocation strategies and the underlying trends in the business.

•

Free cash flow is equal to our cash flow from operating activities, excluding acquisition-related costs paid in the period, less capital expenditures. We have amended our definition of free cash flow to exclude acquisition-related costs as they may be significant, individually or in aggregate, and may make it more difficult for investors to understand the free cash flows associated with the normal operations of our business. We believe that this measurement is useful as it provides a view on the Company’s ability to generate cash for use in financing or investment activities.

2022 Proxy Statement 69

Adjusted EBITDA

	Year ended December 31,

(in millions)	2021	2020

Net income (loss)	572.6	116.6

Amortization	290.8	307.5

Loss on extinguishment of debt	12.4	346.8

Net foreign currency loss (gain) from financing activities	1.3	(0.7)

Other stock-based compensation expense	3.0	1.3

Acquisition-related expenses(1)	77.8	—

Integration-related expenses(2)	15.9	17.1

Purchase accounting adjustments(3)	6.3	—

Restructuring and severance charges(4)	5.3	11.8

Receipt of disgorgement penalty	(13.0)	—

Income tax provision applicable to pretax adjustments	(65.1)	(225.2)

Adjusted Net Income	907.3	575.2

Interest expense	217.4	307.6

Depreciation	88.4	87.9

Income tax provision applicable to Adjusted Net Income	245.5	170.9

Adjusted EBITDA	1,458.6	1,141.6

1.

Represents legal, accounting, financing, investment banking and consulting fees incurred related to completed and pending acquisitions. Generally, these expenses are incurred prior to and at the closing of acquisitions.

2.

Represents non-recurring direct costs incurred with third-parties to integrate acquired companies. These expenses represent incremental costs and are unrelated to normal operations of our business. Integration expenses are incurred over a pre-defined integration period specific to each acquisition.

3.

Represents the amortization of the purchase accounting adjustment we made to reflect Ritter’s acquired inventory at fair value upon acquisition, as shown in Note 4 to our audited financial statements included in our annual report on Form 10-K for fiscal 2021.

4.

Reflects the incremental expenses incurred in the period related to initiatives to increase profitability and productivity. Typical costs included in this caption are employee severance, site-related exit costs, and contract termination costs.

70 2022 Proxy Statement

Earnings per share

	Year ended December 31,

(shares in millions)	2021	2020

Diluted earnings (loss) per share (GAAP)	$0.85	$0.09

Dilutive impact of convertible instruments	0.04	0.09

Normalization*	—	—

Fully diluted earnings (loss) per share (non-GAAP)	0.89	0.18

Amortization	0.45	0.48

Loss on extinguishment of debt	0.03	0.54

Net foreign currency loss (gain) from financing activities	—	—

Other stock-based compensation expense	—	—

Acquisition-related expenses	0.12	—

Integration-related expenses	0.03	0.02

Purchase accounting adjustments	0.01	—

Restructuring and severance charges	—	0.01

Receipt of disgorgement penalty	(0.02)	—

Other	—	0.01

Income tax benefit applicable to pretax adjustments	(0.10)	(0.35)

Adjusted EPS (non-GAAP)	$1.41	$0.89

Weighted average shares outstanding:

Diluted (GAAP)	599.6	583.4

Incremental shares excluded for GAAP	62.9	62.9

Normalization for shares issued in IPO	(19.8)	(3.6)

Share count for Adjusted EPS (non-GAAP)	642.7	642.7

*

Adjusted EPS reflects the share count of 642.7m, the proforma fully diluted share count that was determined immediately following our May 2019 initial public offering. That share count assumes the Mandatory Convertible Preferred Stock is converted at the lowest conversion ratio and does not reflect the vesting or exercise of any stock-based awards following the IPO or the incremental shares issued in secondary offerings.

Free cash flow

	Year ended December 31,

(in millions)	2021	2020

Net cash provided by operating activities	953.6	929.8

Acquisition-related expenses paid	77.8	—

Capital expenditures	(111.1)	(61.6)

Free cash flow (non-GAAP)	920.3	868.2

2022 Proxy Statement 71

Net leverage

	December 31,

(dollars in millions)	2021	2020

Total debt, gross	$7,113.2	$4,972.2

Less cash and cash equivalents	(301.7)	(286.6)

	$6,811.5	$4,685.6

Trailing twelve months Adjusted EBITDA*	$1,587.3	$1,141.6

Trailing twelve months ongoing stock-based compensation expense	47.7	42.4

Pro forma adjustment for projected synergies	—	1.6

	$1,635.0	$1,185.6

Net leverage (non-GAAP)	4.2	4.0

*

Represents the Adjusted EBITDA of Avantor for the trailing twelve-month period plus management’s best estimates of the incremental results attributable to acquired companies as if such acquisitions had been completed on the first day of such trailing twelve-month period, as permitted by our debt covenants. Such estimates and financial information for acquired companies may or may not have been audited, and in certain instances may have been prepared on a basis other than U.S. GAAP though we believe these differences in the basis of accounting to be immaterial for the purpose of presenting net leverage.

Net sales

	December 31,		Reconciliation of reported change to organic change

(in millions)	2021	2020	Reported change	Foreign currency impact	M&A impact	Organic

Year ended:

Americas	$4,237.4	$3,731.5	$505.9	$20.0	$34.6	$451.3

Europe	2,677.3	2,286.7	390.6	99.4	85.3	205.9

AMEA	471.4	375.4	96.0	10.9	23.1	62.0

Total	$7,386.1	$6,393.6	$992.5	$130.3	$143.0	$719.2

72 2022 Proxy Statement

CORPORATE HEADQUARTERS
One Radnor Corporate Center
Building One, Suite 200
100 Matsonford Road
Radnor, PA 19087
(610) 386-1700

SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above AVANTOR, INC. Use the Internet to transmit your voting instructions and for electronic delivery of RANDOR CORPORATE CENTER information. Vote by 11:59 P.M. ET on 05/11/2022. Have your proxy card in hand when BUILDING ONE, SUITE 200 100 MATSONFORD ROAD you access the web site and follow the instructions to obtain your records and to create RADNOR, PA 19087 an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AVTR2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instrcutions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/11/2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Juan Andres 0 0 0 For Against Abstain 1b. John Carethers 0 0 0 1k. Gregory Summe 0 0 0 1c. Matthew Holt 0 0 0 The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 1d. Lan Kang 0 0 0 2. Ratification of the Appointment of Deloitte & 0 0 0 Touche LLP as the Company’s independent registered accounting firm for 2022. 1e. Joseph Massaro 0 0 0 1f. Mala Murthy 0 0 0 3. Approve, on an Advisory Basis, Named Executive 0 0 0 Officer Compensation. 1g. Jonathan Peacock 0 0 0 NOTE: To consider such other business as may properly come before the meeting or any adjournment or postponement thereof. 1h. Michael Severino 0 0 0 1i. Christi Shaw 0 0 0 . 24 . 0 . 0 1j. Michael Stubblefield 0 0 0 R1 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000548438 partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com AVANTOR, INC. Annual Meeting of Stockholders May 12, 2022 11:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Justin Miller and Scott Baker, or either of them, as proxies and attorneys-in-fact, each with the power to act without the other and to appoint his substitute, and hereby authorize(s) them to vote, as designated on the reverse side of this proxy card and in their discretion on such other business as may properly come before such meeting, all of the shares of Common Stock of AVANTOR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on May 12, 2022, and any adjournment or postponement thereof and otherwise to represent the stockholder(s) at such meeting with all powers possessed by the stockholder(s) if personally present at the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy will be voted in accordance with the Board of Directors’ recommendations, and the discretion of the proxies with respect to such other business as may properly come before the meeting and any adjournment or postponement thereof. R1.0.0.24 _ 2 0000548438 Continued and to be signed on reverse side